Exhibit 10.1

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[***].”

MASTER SERVICES AGREEMENT

ALLIANCE CLOUD SERVICES, LLC,

AS PROVIDER

AND

[***],

AS CUSTOMER

Property:	415 E. Prairie-Ronde Street
Dowagiac, Michigan

Dated:	June 23, 2026

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This MASTER SERVICES AGREEMENT (this “Agreement”) is made as of June 23, 2026 (the “MSA Date”), between Alliance Cloud Services, LLC, a Delaware limited liability company with an address at 415 E. Prairie-Ronde Street, Dowagiac, Michigan 49047 (“Provider”), and [***], a Texas limited liability company with an address at 9665 Chesapeake Drive, Suite 435, San Diego, California 92123 (“Customer”). Each of Provider and Customer are referred to from time-to-time individually as a “party” and collectively as the “parties”.

AGREEMENT:

ALL OF THE CAPITALIZED TERMS USED, BUT NOT DEFINED, IN THIS AGREEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN EXHIBIT B ATTACHED HERETO.

ARTICLE 1       SERVICES, LICENSE, TERM, SERVICE CHARGES

Section 1.1       Provision of Data Center Services. Provider agrees to provide to Customer, and Customer agrees to receive from Provider, colocation and related data center services that are set forth in this Agreement (each, a “Service” and collectively, the “Services”) at the Recurring Service Charges for each Contract Year as set forth in the definition of Recurring Service Charges in Exhibit B.

Section 1.2       Grant of License. Provider hereby grants Customer a license to use the Service Area for the Term to commence on the Service Commencement Date and to end on the Fixed Expiration Date (the “License”) with respect to each of the following Phases (each, a “Phase” and collectively the “Phases”):

(a)       “Phase 1”, consisting of Power Modules for 10 MW (10,000 kW) of critical IT power capacity (the “Phase 1 Allocated Power”) to the portion of the Service Area as shown on Exhibit A (the “Phase 1 Service Area”), with a Target Delivery Date of ninety (90) days after the MSA Date; and

(b)       “Phase 2”, consisting of Power Modules for an additional 10 MW (10,000 kW) of critical IT power capacity (the “Phase 2 Allocated Power”) to the portion of the Service Area as shown on Exhibit A (the “Phase 2 Service Area”), with a Target Delivery Date of one hundred eighty (180) days after the MSA Date. Each of Phase 1 and Phase 2 are referred to herein from time-to-time individually, as a “Phase” and collectively as the “Phases”.

The Parties each acknowledge and agree that: (i) Customer’s right to use the Service Area is in fact an exclusive license, but is only revocable pursuant to the provisions in this Agreement; (ii) this Agreement does not run with the land or create a possessory interest in favor of Customer; (iii) neither this Agreement nor any memorandum, declaration or other document referring to, incorporating or attaching this Agreement shall be recorded against all or any part of the Property without the prior written consent of Provider; (iv) Customer is a licensee of the Service Area on the terms set forth in this Agreement, without an interest in real property; and (v) it shall not take a position contrary to any of the matters set forth in this sentence at any time.

Section 1.3       Power Modules. On the Service Commencement Date with respect to Phase 1, the Service Area shall initially include ten (10) Power Modules serving the Service Area, which shall automatically increase on the Service Commencement Date for Phase 2 to twenty (20) Power Modules. All such Power Modules shall be constructed and provisioned by the applicable Service Commencement Date. Connection of any electrical equipment, power cords or whips to any Power Module or utilization of any power from a Power Module shall trigger the obligation to pay the full amount of Recurring Service Charges with respect to such Power Module. Customer shall have the right to add additional Power Modules under the ROFO Modules under Article 34.

Section 1.4       Service Charges. Customer agrees to pay to Provider the Recurring Service Charges, without notice or demand, in lawful money of the United States, in monthly installments in advance on the first (1st) day of each calendar month during the Term. All Non-Recurring Service Charges shall be paid within thirty (30) days after billing. Recurring Service Charges for a partial month shall be prorated. Provider shall deliver invoices to Customer at least thirty (30) days prior to the due date for all Service Charges. All Service Charges shall be paid without any set-off, offset, abatement or deduction whatsoever except as otherwise expressly provided in this Agreement. All Service Charges shall be paid by wire or ACH transfer of immediately available federal funds to an account designated from time to time by Provider.

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Section 1.5       Security Deposit. On the MSA Date, Customer shall deliver to Provider a cash security deposit in an amount equal to [***] months of the then current Recurring Service Charges, which is Five Million Six Hundred Thousand Dollars ($5,600,000) (the “Security Deposit”). Provider shall hold the Security Deposit as security for Customer’s performance of its obligations under this Agreement. If an Event of Default shall occur under this Agreement, Provider may, at any time thereafter (without prejudice to any other remedy available to Provider), draw upon, apply, or retain all or any part of the Security Deposit to cure such Event of Default or to compensate Provider for any damages, costs, expenses, or other sums (including, without limitation, unpaid Service Charges, interest, attorneys’ fees, and any other amounts payable by Customer hereunder) that Provider has incurred or suffered by reason of Customer’s default. In the event that Provider shall so draw upon or apply all or any portion of the Security Deposit, Customer shall, within ten (10) Business Days after written notice from Provider specifying the amount so drawn or applied, pay to Provider an amount sufficient to restore the Security Deposit to its full amount then required to be maintained hereunder. Customer’s failure to restore the Security Deposit as required by this Section shall constitute an Event of Default under this Agreement. Provider shall not be required to keep the Security Deposit separate from its general funds and Customer shall not be entitled to interest on the Security Deposit. The Security Deposit shall be reduced by one-third (1/3) on each of the first, second, and third anniversaries of the Target Delivery Date of Phase 2, provided that no Event of Default by Customer has occurred and is continuing under this Agreement. Upon the expiration or earlier termination of this Agreement, Provider shall return to Customer the Security Deposit (or any remaining balance thereof), less any amounts applied by Provider against Customer’s obligations hereunder, within thirty (30) days after Customer has vacated the Service Area in the condition required hereunder and satisfied all of its obligations under this Agreement.

Section 1.6       Late Fees. If any installment or sum of Recurring Service Charges due hereunder is not paid on or before the tenth (10th) day of the month during which such installment is due or any Non-Recurring Service Charges due hereunder are not paid within forty (40) days after same is billed, Customer shall pay Provider as Non-Recurring Service Charges: (a) on or before the first (1st) day of the following month, two percent (2%) of the overdue amount (or such lesser amount as is the maximum amount permitted by Legal Requirements) in order to defray Provider’s administrative and other costs in connection with such late payment (which sum Customer acknowledges is fair and reasonable and does not constitute interest or a penalty); and (b) if such amount remains unpaid for thirty (30) days after the date due, interest on all such Service Charges from the date the same was originally due (without regard to any grace period) at the Default Rate.

Section 1.7       Target Delivery Dates. Provider will use commercially reasonable efforts to Substantially Complete the Remaining Fit Out Items applicable to each Phase to Customer on or before the applicable Target Delivery Date. The Target Delivery Date for any Phase shall be extended day-for-day for: (i) Unavoidable Delays (as defined in Section 24.1), (ii) utility provider delays, interconnection or energization delays, (iii) permitting or governmental approval delays, (iv) resulting from any work performed by Customer (including without limitation, any Data Center Configuration Work (as defined in Section 3.1)) or by Provider on behalf of Customer in the Service Area prior to the Service Commencement Date, or any other delay caused by Customer or Customer’s vendors (collectively, “Customer Delays”), or (v) other events beyond Provider’s reasonable control.

Section 1.8       Delivery Delays. If Provider fails to Substantially Complete the Remaining Fit Out Items with respect to any Phase on or before the applicable Target Delivery Date (as the same may be extended pursuant to Section 1.7), then the Service Commencement Date for the applicable Phase shall be deemed to occur on the date that Provider delivers the applicable portion of the Service Area to Customer pursuant to Section 2.2 and as Customer’s sole and exclusive remedy with respect thereto, Customer shall receive a credit against the Recurring Service Charges next coming due as follows: (x) if such delay exceeds ninety (90) days after the applicable Target Delivery Date (as the same may be extended pursuant to Section 1.7), an amount equal to twenty-five percent (25%) of Recurring Service Charges for the applicable delayed Phase for a period equal to the duration of such delay, not to exceed one hundred eighty (180) days after the applicable Target Delivery Date (as the same may be extended pursuant to Section 1.7) (the “Initial Abatement Period”); plus (y) to the extent such delay exceeds one hundred eighty (180) days, an amount equal to fifty percent (50%) of Recurring Service Charges for the applicable delayed Phase for a period equal to the duration of such delay beyond the expiration of the applicable Initial Abatement Period. In addition, if Provider fails to Substantially Complete the Remaining Fit Out Items for any Phase on or before the one hundred twentieth (120th) day after the Target Delivery Date, then Customer shall have the right, in its sole and absolute discretion, to terminate this Agreement with respect to the applicable Phase only by giving thirty (30) days’ notice to Provider, but prior to the date on which the Provider Substantially Completes the Remaining Fit Out Items. In the event that Customer exercises such termination right and Provider does not Substantially Complete the Remaining Fit Out Items by the expiration of such thirty (30) day period, then Customer shall receive a refund of the Security Deposit and Up-Front NRC paid to Provider with respect to the applicable Phase (i.e., 50% of the Security Deposit and 50% of the Up-Front NRC with respect to each Phase terminated pursuant to this Section 1.8) and this Agreement shall be deemed null and void with respect to the applicable Phase only (but shall remain in effect with respect to any remaining Phase). If Provider Substantially Completes the Remaining Fit Out Items during such thirty (30) day period, then Customer’s notice of termination shall be null and void.

Section 1.9       One-Time Non-Recurring Charge. On the MSA Date, Customer shall pay to Provider a one-time, lump sum, Non-Recurring Service Charge equal to Five Million Dollars ($5,000,000) (the “Up-Front NRC”) which Up-Front NRC shall be fully earned by Provider upon receipt and non-refundable to Customer for any reason whatsoever except as set forth in Section 1.8 above.

Section 1.10       Remaining Fit Out Items Non-Recurring Charge. Customer acknowledges and agrees that the costs of completing the Remaining Fit Out Items shall be borne solely by Customer. Within thirty (30) days after the Service Commencement Date for each Phase, Customer shall pay Provider a one-time Non-Recurring Service Charge for the Remaining Fit Out Items applicable to such Phase in the amount set forth in Exhibit C.

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Section 1.11       Diesel Generators. Provider shall order diesel generators upon Customer’s payment of the Up-Front NRC. The Parties acknowledge that diesel generators are not expected to be available upon commencement of Phase 1. Provider shall use commercially reasonable efforts to install and commission diesel generators as soon as reasonably practicable following the MSA Date. Customer acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement (including without limitation, Article 9) or the SLA, (a) diesel generator backup power may not be available during the period prior to the installation and commissioning of such diesel generators, (b) such unavailability shall not constitute a default by Provider under this Agreement, a breach of the SLA, or an Unavailability of the Services, and (c) Customer shall not be entitled to any credit, abatement, or other remedy under this Agreement or the SLA by reason of such unavailability.

ARTICLE 2       USE AND OCCUPANCY; CUSTOMER’S EQUIPMENT

Section 2.1       Use. Customer shall use and occupy the Service Area for the Permitted Use and for no other purpose. Customer shall not use or occupy or permit the use or occupancy of any part of the Service Area in any manner which is not permitted hereunder or which would materially and adversely affect: (a) the functioning of the Core Building Systems, (b) the use and occupancy of any part of the Property by any other customer or other occupant, (c) the appearance of the Property or (d) the proper and economical rendition of any service required to be provided to Customer or to any other customer or occupant of the Building. Customer shall not use or permit the Service Area to be used for any use which is not the Permitted Use or which is not consistent with the use of the Building as a Mission Critical Data Center as reasonably determined by Provider.

Section 2.2       Delivery of Service Area and Electrical Capacity. Upon Substantial Completion of the Remaining Fit Out Items with respect to Phase 1 or Phase 2, as applicable, pursuant to Article 4, Provider shall deliver the applicable Phase 1 Service Area together with the Phase 1 Allocated Power, or the Phase 2 Service Area together with the Phase 2 Allocated Power, as the case may be, to Customer for its use in accordance with this Agreement. Subject to Section 2.7, Customer’s commencement of business operations within the Phase 1 Service Area or Phase 2 Service Area, shall be deemed to be acceptance of the applicable Phase.

Section 2.3       Customer’s Equipment. Subject to the provisions of Articles 3, 4 and 7, and any other applicable provisions of this Agreement, Customer may install and maintain in the Service Area such equipment as Customer may reasonably require for the Permitted Use. If such equipment shall interfere with the normal operation of other equipment by Provider or any tenant or occupant of the Building, then and in that event Customer, at its own cost and expense, shall either discontinue the use of such equipment in the Service Area or cause the same to be protected and shielded in such a manner as will prevent any disturbance to, or interference with, any equipment in other parts of the Building. To the extent that equipment belonging to other tenants or occupants of the Building materially interferes with Customer’s Permitted Use of the Service Area, Provider shall use commercially reasonable efforts to prevent, minimize or eliminate any such interference as soon as is reasonably practicable. All of Customer’s equipment shall be placed and maintained by Customer in settings sufficient to absorb and reduce any vibration, noise and annoyance to or interference with Provider and other tenants and occupants of the Building.

Section 2.4       Office and Storage Space. Customer shall have exclusive use of two offices and at least 600 sq. ft. of locking, secure storage space.

Section 2.5       Common Areas. Customer shall have a non-exclusive right to use, subject to compliance with the Rules and Regulations: (a) those areas of the Property which are open to the public and are intended for use by Customer in common with one or more of the other tenants and occupants of the Building, as same exist from time to time and to the extent reasonably necessary to service the Service Area, including the driveways, walkways, entrances, lobbies, parking, and loading facilities for any reasonable purpose subject to the Rules and Regulations (collectively, the “Common Areas”), provided, however, that the Common Areas shall not include any mechanical, electrical and other equipment rooms, spaces, risers or shafts or any areas that are not open to the public; and (b) reasonable use of (i) up to two (2) office cubicles at a time in the Building and (ii) equipment assembly and staging space in the Building, each available on a first-come, first-served, reservation basis to the extent of available space subject to the Rules and Regulations.

Section 2.6       Parking. Customer shall have the use of up to four parking spaces at the Property on a first-come, first-served basis. Provider represents that no parking spaces at the Property are currently designated or reserved for use by any particular party.

Section 2.7       Early Access. Customer shall have the right with Provider’s prior Approval to enter the Service Area after the MSA Date hereof to perform Data Center Configuration Work or any Customer Alterations which have been Approved by Provider. Subject to the last sentence of this Section 2.7, such actions by Customer shall not be deemed acceptance of any Phase. In the event Customer accesses the Property prior to the Service Commencement Date, then until the Service Commencement Date, Customer shall be subject to all of the terms, obligations and conditions of this Agreement (including, without limitation, the requirement to maintain all insurance required under this Agreement); provided, however, that during any such entry Customer shall not have the obligation to pay Service Charges (other than the payment of Power Charges during such early access period, which Customer shall pay within thirty (30) days after receipt of Provider’s invoice therefor) and upon any such entry Customer shall not be deemed to have accepted any of the Remaining Fit Out Items that have not been Substantially Completed as of such date. In the event of any such early access, Customer’s obligation to pay Service Charges shall commence upon Provider’s delivery of the Service Area to Customer in accordance with Section 2.2 and such date shall be deemed to be the Service Commencement Date for the purposes of determining the Fixed Expiration Date. Approval for such early access shall not be unreasonably withheld, conditioned or delayed if Provider in its reasonable judgment determines that such entry will not materially delay or increase the cost of performing or completing the Remaining Fit Out Items or any other work to be performed by Provider in the relevant portion of the Service Area. Customer agrees to perform all of its Data Center Configuration Work and Customer Alterations at times and in a manner reasonably designated by Provider and to avoid any interference with any work being performed by Provider, any tenant or occupant of the Building or any other party in the Building including without limitation the Remaining Fit Out Items. Customer shall cooperate with Provider to ensure that Provider continues to have unimpeded access to the Service Area and the Building. Notwithstanding the foregoing, in the event Customer commences business operations within the Phase 1 Service Area or Phase 2 Service Area, as applicable, which shall include drawing power from the Phase 1 Allocated Power or Phase 2 Allocated Power, as applicable, at sustained rates above levels required to install and test Customer’s equipment for the relevant Phase, then Customer shall be deemed to have accepted the applicable Phase and the Service Commencement Date with respect to such Phase shall be deemed to have occurred. For the avoidance of doubt, acceptance of Phase 1 shall not accelerate or affect the Target Delivery Date or Service Commencement Date for Phase 2, and vice versa.

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ARTICLE 3       ALTERATIONS

Section 3.1       General. Customer shall not make any Customer Alterations without Provider’s Approval in each instance; provided, however, that Customer’s installation, modification or removal of wiring, piping, HVAC equipment, computer equipment, networking equipment, servers, cages, equipment racks, cable trays and similar ordinary course equipment installation entirely within the Service Area shall not be deemed to be Customer Alterations requiring such Approval provided same can be removed without material damage to the Building (any of the foregoing constituting “Data Center Configuration Work”). Provider’s Approval of Customer Alterations may be granted or denied in Provider’s sole discretion; except that Provider shall not unreasonably withhold or delay its Approval of Customer Alterations proposed to be made by Customer to adapt the Service Area for the Permitted Use so long as such Customer Alterations or any Data Center Configuration Work: (a) are non-structural and do not adversely affect the Core Building Systems or services; (b) are performed only by contractors reasonably Approved by Provider as provided in Section 3.2(c); (c) do not affect any part of the Property other than the Service Area; (d) do not adversely affect any service required to be furnished by Provider to Customer or to any other tenant or occupant of the Building; (e) do not result in any utility or other electricity provider providing direct electric capacity or additional or supplemental electric capacity to the Service Area; and (f) do not reduce the value or utility of the Property. The provisions of Section 3.2 shall also apply to any Data Center Configuration Work. Provider shall in no event be required to Approve the installation outside the Service Area by Customer of any installations or equipment, except as expressly required under this Agreement. Customer shall provide Provider with a layout plan for its equipment cabinets and other equipment prior to commencing installation, which plan shall be subject to the Approval of Provider, not to be unreasonably withheld, conditioned or delayed.

Section 3.2       Alteration Conditions. The following are the conditions that must be satisfied before any Data Center Configuration Work may be performed, and as appropriate, during and upon completion of the performance of any Data Center Configuration Work or Customer Alterations:

(a)       Customer shall furnish to Provider evidence of worker’s compensation insurance (covering all persons to be employed by Customer and by all contractors and subcontractors supplying materials or performing work in connection with such Data Center Configuration Work or Customer Alterations) and commercial general liability (including property damage coverage) insurance, builder’s risk coverage (issued on a completed value basis) and such other insurance as Provider may reasonably require, all in compliance with Article 10, naming Provider and its employees and agents, any Lessor and any Mortgagee as additional insureds for such liability insurance pursuant to an ISO form endorsement CG 20-10 or 20-11 or pursuant to another form of endorsement reasonably satisfactory to Provider.

(b)       All Data Center Configuration Work or Customer Alterations shall be performed by Customer (i) at Customer’s sole cost and expense, (ii) in a good and workmanlike manner using new materials of first class quality, (iii) in compliance with all Legal Requirements and Rules and Regulations, (iv) subject to Provider’s inspection, if so requested by Provider and (v) at hours reasonably Approved by Provider and otherwise minimizing unreasonable disturbance to other tenants of the Building.

(c)       Provider shall Approve, such approval not to be unreasonably withheld, conditioned or delayed, the general contractors, construction managers, contractors and subcontractors proposed to be used by Customer for Data Center Configuration Work or Customer Alterations (and if any such party employed by or on behalf of Customer causes any labor disharmony anywhere in the Building then Provider may require Customer to immediately discontinue using such party) except that all mechanical and electrical work (but excluding mechanical and electrical distribution systems located within the Service Area except where such distribution systems are connected to the Core Building Systems) shall be performed by contractors who are designated by Provider.

(d)       Upon completion of any Data Center Configuration Work or Customer Alterations, Customer, at its expense, shall promptly deliver to Provider two full and complete sets of as-built plans and specifications for such Data Center Configuration Work, together with an electronic copy of such plans and specifications in the format designated by Provider.

(e)       The indemnity of Provider by Customer set forth in Article 28 shall extend and apply fully as to any costs, damages, liability, etc., arising directly or indirectly from any Data Center Configuration Work or Customer Alterations performed by or on behalf of Customer.

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Section 3.3       Restoration. All Alterations (but not Data Center Configuration Work or Customer’s Property) shall become the property of Provider upon the Expiration Date or sooner termination of this Agreement. Notwithstanding the foregoing, Customer shall be required to remove all Customer Alterations, all Data Center Configuration Work and all other installations and improvements installed by or on behalf of Customer prior to the Expiration Date (or earlier termination of this Agreement), except to the extent that Provider notifies Customer that Provider desires to retain all or any part of same. Any of the same not so removed by Customer at or prior to the Expiration Date or earlier termination of the Term shall be deemed abandoned and may, at the election of Provider, either be retained as Provider’s property or be removed from the Service Area by Provider, and Customer shall reimburse Provider, as Non-Recurring Service Charges within thirty (30) days after demand, for Provider’s reasonable, actual out-of-pocket costs incurred in connection with such removal plus a ten percent (10%) supervisory fee. This Section 3.3 shall survive the expiration or earlier termination of this Agreement.

Section 3.4       Liens. If, because of any act or omission of Customer, its employees, agents, contractors, or subcontractors, any mechanic’s lien, notice of commencement, notice of intention to lien, U.C.C. financing statement or other lien, encumbrance, notice, charge or order for the payment of money shall be filed against Provider, or against all or any portion of the Service Area or the Property (other than Customer’s Property which under Legal Requirements does not constitute a fixture), Customer shall, at its own cost and expense, cause the same to be discharged of record, by bonding or otherwise, within thirty (30) days after the filing thereof, and Customer shall indemnify, defend and save Provider harmless against and from all costs, expenses, liabilities, suits, penalties, claims and demands (including reasonable attorneys’ fees and disbursements) resulting therefrom.

Section 3.5       Labor. Customer shall not be required to use union labor; provided, however, that Customer shall not, at any time prior to or during the term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Service Area, whether in connection with any Alteration, Data Center Configuration Work or otherwise, if in Provider’s good faith judgment such employment will materially interfere or cause any conflict with other contractors, mechanics, or laborers engaged in the construction, maintenance or operation of the Property or any part thereof by Provider, Customer or, any other tenant or occupant or any other party or materially and adversely affect the use and occupancy of any part of the Property by Provider or any other tenant or occupant.

ARTICLE 4       CONDITION OF THE SERVICE AREA; INITIAL WORK

Section 4.1       Remaining Fit Out Items. Customer has examined the Service Area (including both the Phase 1 Service Area and the Phase 2 Service Area) and subject to: (a) the completion by Provider (at Customer’s sole cost and expense in accordance with Section 1.10) pursuant to Section 4.2 of the work described in Exhibit D applicable to the relevant Phase, including all electrical infrastructure required to deliver the applicable Electrical Capacity for such Phase (the “Remaining Fit Out Items”), and (b) any Punch List items with respect to the Remaining Fit Out Items to be completed pursuant to Section 4.2, Customer hereby accepts possession of the Service Area in its “as is” condition in all respects on the date hereof. Notwithstanding anything to the contrary contained in this Agreement, the Remaining Fit Out Items shall not include: (i) any cabinets, racks or computer equipment; or (ii) any infrastructure located downstream of the PDUs or CRAH units; even if same are shown on any plans attached to or referenced in this Agreement or on any plans delivered to Provider and all of such items shall be included in Customer’s Property. Customer further agrees that, except for the completion of the Remaining Fit Out Items and the completion of any Punch List items with respect to the Remaining Fit Out Items pursuant to Section 4.2, Provider shall have no obligation to perform any work, supply any materials, incur any expenses or make any installations in order to prepare the Service Area for Customer’s use in accordance with this Agreement. Customer shall have the reasonable right to inspect the Remaining Fit Out Items during construction thereof upon reasonable prior notice to Provider at mutually agreeable times during business hours accompanied by a representative of Provider.

Section 4.2       Punch List. Within five (5) Business Days after Provider notifies Customer that the Remaining Fit Out Items for Phase 1 or Phase 2, as applicable, are Substantially Complete, authorized representatives of Provider and Customer shall jointly inspect the applicable Phase 1 Service Area or Phase 2 Service Area and prepare a reasonably detailed list of any items of Remaining Fit Out Items applicable to such Phase that are not complete (each, a “Punch List”). After the Service Commencement Date for the applicable Phase, Provider shall use commercially reasonable and diligent efforts to complete the items on the Punch List, or implement a mutually acceptable temporary work around for such Phase within thirty (30) days after the applicable Service Commencement Date, subject to Customer allowing Provider and its employees, representatives and contractors reasonable access to the Service Area at all reasonable times after the Service Commencement Date to perform same.

Section 4.3       Certificate of Occupancy. Provider shall obtain, at its sole expense, a temporary certificate of occupancy and as soon as practicable thereafter a permanent certificate of occupancy (or its local equivalent) as necessary for Customer to take lawful occupancy of the Service Area for the Principal Permitted Use, if any such certificate of occupancy (or its local equivalent) is required with respect to the construction of the Service Area and the Remaining Fit Out Items (as amended or replaced from time to time, the “Certificate of Occupancy”), but Provider shall not be responsible for delays in obtaining such permanent Certificate of Occupancy (or its local equivalent) due to Unavoidable Delays, the acts or omissions of Customer or of Customer’s agents, contractors, or employees, any changes in the Remaining Fit Out Items requested by Customer or any Customer Alterations or Data Center Configuration Work. At no time after the Service Commencement Date as to each Phase and prior to the issuance of a permanent certificate of occupancy (or its local equivalent) for such Phase, shall Provider permit the temporary certificate of occupancy (or its local equivalent) to lapse without renewal or replacement (unless such lapse is due to Alterations or Data Center Configuration work performed by or actions or omissions of Customer).

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ARTICLE 5       REPAIRS AND MAINTENANCE; FLOOR LOAD

Section 5.1       Provider’s Repairs. Provider shall diligently maintain and repair in good working order to the extent within Provider’s reasonable control: (i) the structural elements of the Building; (ii) the Core Building Systems including all mechanical, electrical and plumbing fixtures, appurtenances and systems located within and/or serving the Service Area on the Service Commencement Date or installed pursuant to the Remaining Fit Out Items, as same may be modified or replaced by Provider from time to time; and (iii) the Common Areas that are necessary for Customer’s access to the Service Area; provided, however, that Provider’s maintenance and repair obligation shall only apply as to: (A) the HVAC system only to the extent upstream of and through and including the CRAH units located in the Service Area on the Service Commencement Date or included in the Remaining Fit Out Items; (B) the electrical system only to the extent upstream of and through and including the PDUs located in the Service Area on the Service Commencement Date or included in the Remaining Fit Out Items; (C) the fire protection system only to the extent located in the Service Area on the Service Commencement Date or included in the Remaining Fit Out Items; (D) the raised floor system only to the extent located in the Service Area on the Service Commencement Date or included in the Remaining Fit Out Items; and (E) all structural elements of the Building, including its foundation and roof. Notwithstanding anything to the contrary contained in this Agreement, Provider shall have no repair, maintenance or replacement obligations with respect to any Customer Alterations, Data Center Configuration Work or Customer’s Property.

Section 5.2       Customer’s Repairs. Except as otherwise expressly provided in Section 5.1 to be Provider’s obligation, Customer, at Customer’s expense, shall maintain and repair the Service Area, any other Customer Alterations, the Data Center Configuration Work and Customer’s Property to keep same in good order and condition, and shall make all non-structural repairs thereto as and when needed to preserve them in good working order and condition, except for reasonable wear and tear, obsolescence and damage for which Customer is not responsible pursuant to the provisions of Articles 11 and 12 hereof. Notwithstanding the foregoing, all damage or injury to the Service Area or to any other part of the Property (whether or not it is Provider’s obligation to repair and maintain under Section 5.1), or to Customer’s Property caused by or resulting from the making of any Alterations by Customer, the moving of Customer’s Property, or any negligence or breach of the terms of this Agreement by Customer or its agents, employees or licensees, shall be repaired at Customer’s expense: (i) by Customer to the reasonable satisfaction of Provider (if the required repairs are non-structural and do not affect any Core Building System), or (ii) by Provider (if the required repairs are structural or affect any Core Building System). All such repairs shall be of quality or class substantially equal to the original work or construction to extent possible. If Customer fails after ten (10) days’ notice (or such lesser notice as is appropriate in case of emergency or immediate risk of danger to persons or property) to proceed with due diligence to make repairs required to be made by Customer, Provider may make such repairs at the expense of Customer, and Customer shall pay the reasonable out-of-pocket costs and expenses thereof paid to third parties by Provider, with interest at the Default Rate, as Non-Recurring Service Charges within thirty (30) days after rendition of a bill or statement therefor.

Section 5.3       Floor Load; Moving Equipment. Customer shall not place a live load upon any floor of the Service Area exceeding two hundred fifty (250) pounds per square foot as to any floor slab. Customer shall not move any safe, heavy batteries or heavy equipment exceeding such floor load limits into or out of the Building without Provider’s reasonable Approval. If items moved into or out of the Building require special handling, Customer shall employ only persons holding any license required by law to do such work.

Section 5.4       Minimizing Interference. Provider shall use commercially reasonable efforts considering the specific circumstances and the impact of such circumstances on Customer’s Mission Critical Data Center: (a) to avoid taking any action which would materially and adversely affect Customer’s use of or business operations within the Service Area; (b) except in an emergency, to provide any of Customer’s Authorized Contacts with not less than forty-eight (48) hours prior notice (which may be by e-mail) if, notwithstanding Provider’s commercially reasonable efforts, Provider must take any action which would materially and adversely affect Customer’s use of or business operations within the Service Area (and in the event of an emergency, Provider shall use reasonable efforts to notify Customer’s Authorized Contacts by e-mail as soon thereafter as is reasonably feasible); (c) to coordinate and cooperate with Customer to minimize any cessation or degradation of Customer’s use of or business operations within the Service Area; (d) to take such actions as soon as reasonably practicable to cure or correct any acts, events or circumstances which materially and adversely affect Customer’s use of or business operations within the Service Area; and (e) to operate the Building in a manner consistent with the operation of a Mission Critical Data Center. Subject to Provider’s compliance with the provisions of this Section 5.4 and the provisions of Section 4.2 and Article 11, and except as otherwise expressly provided in Article 32 of this Agreement and in the SLA, there shall be no allowance to Customer for a diminution of value, no constructive eviction of Customer and no liability on the part of Provider by reason of inconvenience, annoyance or injury to business arising from Provider making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Property or the Service Area, or in or to fixtures, appurtenances or equipment thereof.

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ARTICLE 6       UTILITY EXPENSES

Section 6.1       Power Charge. Customer shall be responsible for costs to install and maintain all electrical systems and infrastructure downstream from all facility-controlled power distribution units (“PDU”) output breakers, including electrical distribution busway, power distribution whips, receptacles and any other interconnections required to supply critical power loads to any rack, cabinet or Customer-supplied equipment in the Service Area. Customer shall, in no event, whether by the installation or placement of equipment or improvements or otherwise, interfere with Provider’s delivery of electrical power to any part of the Building or the Property. Customer shall pay, on a monthly basis for the ensuing month, Provider’s estimate of electricity consumption in the Service Area, the switchgear serving the Service Area, at Provider’s pass-through cost (with no markup, administrative fee, uplift, capital expenditures, infrastructure improvements, or other charges), for both critical IT and cooling load for the Service Area (separately sub-metered) multiplied by the then-current actual rate as charged by the utility provider (the “Power Charge”) and the same shall be payable within thirty (30) days of receipt of an invoice from Provider therefor. Such estimated payment shall be subject to monthly reconciliation based on Customer’s actual consumption following Provider’s receipt of the invoice from the utility provider. Any adjustments required as a result of such reconciliation shall be added to, or subtracted from, as applicable, the Power Charge for the month(s) following the date of such reconciliation. Customer shall not be responsible for power consumed by common areas. Provider shall have the right, but not the obligation, to send a single combined invoice with both the estimated Power Charge for the ensuing month, and the reconciled Power Charge for the preceding month.

Section 6.2       Audits. Customer shall have the right to audit Provider’s determination of reconciled Power Charges upon not less than ten (10) Business Days’ written notice to Provider, not more than once in any twelve (12) month period as to the prior twelve (12) months (or, at any time if Customer has a reasonable basis to believe an overcharge exists) and if it is reasonably determined that Provider has overcharged Customer for any such reconciled Power Charges by more than $2,000 during the prior twelve (12) month period then Provider shall give Customer a credit against Non-Recurring Service Charges for such overcharge plus Customer’s reasonable third party costs associated with the audit.

Section 6.3       Billing Delays. Any delay or failure of Provider in computing or billing for any fee or charge adjustment under this Agreement shall not constitute a waiver of or in any way impair the continuing obligation of Customer to pay such fee or charge adjustment hereunder. Notwithstanding any termination of this Agreement prior to the Expiration Date, Customer’s obligation to pay Power Charges under this Article shall continue and shall cover all periods up to the Expiration Date and shall survive any expiration or termination of this Agreement. Provider shall have the right to bill Customer in advance each month for the estimated amounts due under this Article 6 during such month, as such amounts are reasonably estimated by Provider based on prior billings, and to reconcile such estimate to actuals in the following billing.

ARTICLE 7       LEGAL REQUIREMENTS

Section 7.1       Customer Compliance. Customer, at its sole expense, shall comply with all Legal Requirements applicable to the Service Area, or the use and occupancy thereof by Customer, and make all repairs or Alterations required thereby, whether structural or nonstructural, ordinary or extraordinary, except for those repairs and Alterations that are Provider’s obligation hereunder or unless otherwise expressly provided in this Agreement; provided, however, that Customer shall not be obligated to comply with any Legal Requirement requiring any structural alteration to the Service Area unless the application of such Legal Requirement arises from (a) Customer’s particular manner of use or occupancy of the Service Area (as distinguished from the use or occupancy of the Service Area for the Principal Permitted Use generally), (b) any cause or condition created by or on behalf of Customer or any of its Affiliates (including any Alterations), (c) the breach of any of Customer’s obligations under this Agreement, or (d) any hazardous materials having been brought into the Building by Customer or any of its Affiliates. Customer shall not do or permit to be done any act or thing upon the Service Area which will invalidate or be in conflict with Provider’s insurance policies, and shall not do or permit anything to be done in or upon the Service Area, or use the Service Area in a manner, or bring or keep anything in the Service Area, which shall increase the rates for casualty or liability insurance applicable to Building or the Property. Notwithstanding the foregoing, to the extent that modifications to the Building or the Property are required in order to bring same into compliance with any of the Legal Requirements in effect from and after the date hereof, Provider shall be responsible for the compliance of such item(s) with the Legal Requirements at Provider’s sole cost and expense; provided, however, all such reasonable costs shall be paid by Customer to the extent that any such required modifications are the result of: (i) improvements made by (or at the request of) Customer, including without limitation, Customer Alterations, (ii) any particular use made of the Service Area by Customer which is not in the nature of a Principal Permitted Use, or (iii) any other negligent or willful act or omission of Customer or its agents or employees.

Section 7.2       Provider Compliance. Provider, at its sole expense, shall, to the extent that non-compliance will have a material adverse effect on the operation of Customer’s Mission Critical Data Center in the Service Area, cause the portions of the Building under Provider’s exclusive control and the Common Areas to comply in all material respects with all Legal Requirements applicable to the Building and the Common Areas, whether structural or nonstructural, ordinary or extraordinary, except for those repairs that are Customer’s obligation under this Agreement.

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ARTICLE 8       MORTGAGES; SUBORDINATION; ESTOPPEL CERTIFICATES; EQUIPMENT LIENS

Section 8.1       Subordination. Subject to the provisions of Section 8.4, all rights of Customer under this Agreement are and shall be subject and subordinate in all respects to all existing and future Mortgages and all existing and future Superior Leases (there being no Superior Leases on the date hereof), and all other easements, restrictions, agreements, declarations and interests now or hereafter of record and Customer shall not cause Provider to be in default under any of the foregoing. This Section 8.1 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Customer shall execute, acknowledge and deliver within ten (10) days after request any reasonable and customary instrument that Provider or any Lessor or Mortgagee may reasonably request to evidence such subordination.

Section 8.2       Customer Rights. Subject to the provisions of any Non-Disturbance Agreement then in effect among the then holder of a Mortgage and Customer, in the event of any act or omission of Provider which would give Customer the right, immediately or after lapse of a period of time, to cancel or terminate this Agreement, or to claim a partial or total eviction, Customer shall not exercise such right (a) until it has given written notice of such act or omission to each Mortgagee and Lessor whose name and address shall previously have been furnished to Customer in writing, and (b) unless such act or omission shall be one which is not capable of being remedied by Provider or such Mortgagee or Lessor within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the later to occur of (i) the giving of such notice or (ii) the time when such Mortgagee or Lessor shall have become entitled under such Mortgage or Superior Lease, as the case may be, to remedy the same (which reasonable period shall, in the case of this clause (ii), in no event be (A) less than the period to which Provider would be entitled under this Agreement, after similar notice, to effect such remedy nor (B) more than the period to which Provider would be entitled under this Agreement, after similar notice, to effect such remedy, plus thirty (30) days, and which period shall only commence on the date such Mortgagee obtains possession and control of the mortgaged property). If more than one Mortgagee or Superior Lessor shall become entitled to any additional cure period under this Section 8.2, such cure periods shall run concurrently, not consecutively.

Section 8.3       Successor Provider. If a Mortgagee or Lessor shall succeed to the rights of Provider under this Agreement, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Provider’s rights (“Successor Provider”) and upon Successor Provider’s written agreement to accept Customer’s attornment, Customer shall attorn to and recognize Successor Provider as the Provider under this Agreement, and shall promptly execute, acknowledge and deliver any customary instrument reasonably acceptable to Customer that Successor Provider may reasonably request to evidence such attornment. Upon such attornment this Agreement shall continue in full force and effect as, or as if it were, a direct agreement between Successor Provider and Customer upon all of the terms, conditions and covenants as are set forth in this Agreement and shall be applicable after such attornment except that Successor Provider shall not: (a) be liable for any previous act or omission of Provider under this Agreement, except to the extent same continues after such attornment; (b) be subject to any offset, not expressly provided for in this Agreement or the SLA, which shall have theretofore accrued to Customer against Provider; or (c) be bound by any previous modification of this Agreement, not expressly provided for in this Agreement, or by any previous prepayment of more than one month’s Recurring Service Charges, unless such modification or prepayment shall have been expressly Approved by such Mortgagee or Lessor; provided that the name and address of such Mortgagee or Lessor have been provided to Customer in writing.

Section 8.4       Non-Disturbance Agreement. Notwithstanding the foregoing provisions of this Article 8, as a condition to Customer’s agreement hereunder to subordinate Customer’s interest in this Agreement to: (a) any Mortgage encumbering all or any part of the Property on the Service Commencement Date and (b) any future Mortgages encumbering all or any part of the Property, Provider shall obtain from each current Mortgagee and shall obtain from each future Mortgagee an agreement, (a “Non-Disturbance Agreement”), which at such Mortgagee’s option is either: (i) in the standard form then-customarily employed by such Mortgagee (or, if none, any form selected by Provider, satisfactory to such Mortgagee), with such modifications thereto as are reasonably requested by Customer and are reasonably acceptable to Provider and such Mortgagee, or (ii) on substantially the same form as any form previously executed by Customer (or by any predecessor in interest as Customer under this Agreement) in connection with this Agreement with such modifications thereto as are reasonably requested by Provider or such Mortgagee. Any Non-Disturbance Agreement shall provide that such Mortgagee shall agree that if and so long as no Event of Default hereunder shall have occurred and be continuing, all of the rights of Customer pursuant to this Agreement shall not be terminated, modified, affected or disturbed by any action which such Mortgagee may take to foreclose any such Mortgage, and that any Successor Provider shall recognize this Agreement as being in full force and effect as if it were a direct agreement between such Successor Provider and Customer upon all of the terms, covenants, conditions and options granted to Customer under this Agreement, except as otherwise provided in Section 8.3 hereof. In the event of any conflict or inconsistency between the provisions of this Article 8 and the provisions of any Non-Disturbance Agreement executed by Customer and a Mortgage or Lessor, the provisions of such Non-Disturbance Agreement shall govern.

Section 8.5       Estoppels. Customer agrees, at any time and from time to time, as requested by Provider, upon not less than ten (10) Business Days’ prior notice, to execute, acknowledge and deliver an estoppel certificate or a statement as to any matters reasonably requested by Provider with respect to this Agreement and the Service Area. Provider agrees in connection with any permitted assignment of this Agreement, which is to a bona fide party not Affiliated with Customer, at any time and from time to time, as requested by Customer, upon not less than ten (10) Business Days’ prior notice, to execute, acknowledge and deliver an estoppel certificate or a statement as to any matters reasonably requested by Customer with respect to this Agreement and the Service Area. The parties acknowledge that any statement delivered pursuant to this Section 8.5 may be relied upon by others, including any purchaser or owner of all or any part of the Property, or by any existing or potential Mortgagee or Lessor.

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Section 8.6       Equipment Liens. Customer covenants and agrees not to execute any security agreements, Uniform Commercial Code Financing Statements, chattel mortgages, conditional bills of sale, leases or other title retention agreements or any modifications, extensions, replacement or amendments thereto in connection with the purchase of, or covering or affecting any fixtures, equipment or personal property used at the Service Area, except to the extent the same relate only to Customer’s Property which does not constitute a fixture or part of the Building under the law of the State of Michigan.

ARTICLE 9       SERVICES

Section 9.1       Service Level Agreement. Provider shall provide or cause to be provided the services set forth in this Article 9, subject to the remedies set forth in Article 32 of this Agreement and in the SLA; provided, however, notwithstanding anything to the contrary contained in this Agreement or in the SLA, if Provider shall fail to comply with any of the provisions of the SLA, same shall not constitute a default by Provider under this Agreement and Customer’s sole and exclusive remedies for such non-compliance shall be the remedies expressly set forth in the SLA.

Section 9.2       Customer’s Use of Core Building Systems. The following requirements apply to Customer’s use of the Core Building Systems described below:

(a)       Electricity. Provider shall provide all electrical energy (and all associated equipment, including backup generation equipment, UPS equipment, distribution panels, and transformers) for use in the Service Area.

(i)       UPS Conditioned Electricity. Provider shall provide UPS conditioned electrical power to the Service Area on a continual basis with a minimum capacity in kilowatts in an amount as required for the Electrical Capacity then delivered to Customer (i.e., the Phase 1 Allocated Power from and after the Service Commencement Date for Phase 1, and both the Phase 1 Allocated Power and the Phase 2 Allocated Power from and after the Service Commencement Date for Phase 2). Subject to Section 1.11, such power shall be supported at all times by on-site backup generation and all UPS equipment shall be configured with at least N+1 redundancy.

(ii)       Unconditioned Power. Provider shall provide unconditioned electrical power to the Service Area on a continual basis with a capacity sufficient to support Customer’s reasonable lighting and receptacle requirements within the Service Area (not to exceed five (5) watts per square foot of peak potential demand). Subject to Section 1.11, such power shall be supported at all times by on-site backup generation.

(b)       HVAC. Provider shall provide HVAC to the Service Area by way of the Building’s central plant in an amount as required to support heat loads associated with Electrical Capacity at temperatures and humidity levels consistent with the SLA. Subject to Section 1.11, all central plant and critical pumping equipment shall be configured with at least N+1 generator redundancy.

(c)       Wi-Fi Service. Provider shall use commercially reasonable efforts to make available wireless internet access (“Wi-Fi”) in the Common Areas of the Building (excluding the Service Area) for incidental use by Customer’s personnel only. Such Wi-Fi service shall be provided on an “as-is” basis with a target throughput of up to 1 Gbps shared bandwidth, subject to network conditions, interference, and concurrent usage. Provider makes no representations or warranties regarding Wi-Fi availability, speed, security, or fitness for any particular purpose. Wi-Fi shall be secured using then-current industry-standard protocols (e.g., WPA3 or its successor), as determined by Provider in its reasonable discretion. Customer acknowledges that (i) Wi-Fi is not intended for mission-critical data center operations or transmission of confidential data, (ii) Provider shall have no liability for any interruption, degradation, or security breach relating to Wi-Fi service, and (iii) Customer’s sole remedy for any Wi-Fi service deficiency shall be Provider’s use of commercially reasonable efforts to restore service within a reasonable time. For the avoidance of doubt, Wi-Fi service is not included in the Core Building Systems, is not subject to the SLA, and any interruption or unavailability thereof shall not constitute an Unavailability of the Services.

(d)       Access. Customer shall have access to the Service Area twenty-four (24) hours per day, three hundred sixty-five (365) days per year.

(e)       Janitorial. Provider shall provide Building standard office-type janitorial and rubbish/refuse removal service, excluding specialized computer equipment cleaning, to the Service Area (subject to Customer’s reasonable and uniformly enforced access restrictions applicable from time to time) and to the Common Areas on Business Days. For the avoidance of doubt, such janitorial service is not included in the Core Building Systems, is not subject to the SLA, and any interruption or unavailability thereof shall not constitute an Unavailability of the Services.

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(f)       Security. Provider shall provide security service at the Building which shall include the following: (i) 24/7/365 on-site qualified security personnel and routine interior/exterior patrols of the Building and Service Area; (ii) multi-factor access controls including biometric authentication (fingerprint, iris scan, or equivalent) for entry to the Service Area; (iii) CCTV surveillance with recording and minimum ninety (90)-day retention, covering all entry points, corridors, and the Service Area; (iv) visitor management: government-issued photo ID required, sign-in/sign-out log, visitor must be escorted by Customer’s personnel at all times in Service Area; (v) physical access logs maintained and available to Customer upon request; (vi) annual third-party physical security assessment, with summary findings shared with Customer; and (vii) such other information and materials as required under applicable local laws and regulations. Provider shall retain all security logs and access logs relating to Service Area for a minimum period of one (1) year.

(g)       Background Checks. From and after delivery of the applicable Phase in accordance with Section 2.2, Provider shall conduct background checks consistent with industry practice on all personnel (employees and contractors) who have physical access to the applicable Service Area, network infrastructure, or Customer’s data. Background checks must be completed before access is granted and shall include, at a minimum, criminal history checks, identity verification, and employment history verification, in each case to the extent permitted by applicable law. All such personnel must be bound by written confidentiality agreements on substantially the same form attached hereto as Exhibit H or another form with obligations at least as protective as those in Section 33.4 of this Agreement or as otherwise approved by Customer in its reasonable discretion. Access must be granted on a role-based, least-privilege, minimum-necessary-access principle, as determined by Provider in its reasonable discretion. Provider must promptly revoke access upon termination of any such person’s employment or engagement.

(h)       Remote Hands. Provider shall provide or cause its affiliate or designee to provide remote hands service to Customer in accordance with the scope of services then normally provided by Provider and Exhibit G. Such services shall be available 24/7/365. The first twenty-four (24) hours of such remote hands services per month are included at no charge; additional hours will be billed at current remote hands fees, subject to increase from time-to-time, which are currently $75 per man-hour.

(i)       Data Center Infrastructure Management System. Provider shall install and maintain a data center infrastructure management system (“DCIM”) to monitor power and environmental conditions in the Service Area. Customer shall have read-only access to the DCIM from within the Service Area, and Provider shall provide Customer with read-only API access to the DCIM within twelve (12) months after the Service Commencement Date for Phase 1, subject to technology availability and third-party vendor constraints. The DCIM shall be capable of providing the following data:

At the Remote Power Panel (RPP) level:

(i)       reporting of Power Interruptions (as defined in the SLA);

(ii)       power consumption data; and

(iii)       monthly power consumption reports (peak and average).

At the data room level:

(iv)       Conditioned Air Interruptions (as defined in the SLA); and

(v)       Cooling Water System Interruptions (as defined in the SLA).

Provider makes no representation or warranty regarding the accuracy, completeness, timeliness, or availability of DCIM data, and Customer acknowledges that (A) DCIM data is provided for informational purposes only and shall not be relied upon as the sole basis for any operational, financial, or legal decisions, (B) the DCIM may be temporarily unavailable due to scheduled maintenance, upgrades, or circumstances beyond Provider’s reasonable control, and (C) Provider shall have no liability for any DCIM system failure, data inaccuracy, delay, or unavailability. For the avoidance of doubt, the DCIM system is not included in the Core Building Systems, is not subject to the SLA, and any interruption or unavailability thereof shall not constitute an Unavailability of the Services.

(j)       Meet Me Room. Provider shall designate space in the Building as one or more meet-me rooms for telecommunications carrier equipment (each, a “Meet Me Room”). Provider shall permit telecommunications carriers that meet Provider’s then-current reasonable qualification standards (including, without limitation, insurance, licensing, and operational requirements) to maintain equipment in the Meet Me Rooms for the purpose of providing services to the Building’s customers, including Customer; provided, however, that Provider shall have no obligation to compel any carrier to locate in, or continue to operate from, the Building, and Provider makes no representation or warranty regarding carrier availability, performance, or continuity of service. Customer acknowledges that (i) the availability of telecommunications carriers in the Meet Me Rooms is subject to each carrier’s independent business decisions and is not within Provider’s control, (ii) Provider shall have no liability for any carrier’s failure to perform, service interruption, discontinuation, or unavailability, and (iii) Provider shall not be deemed in default of this Agreement by reason of any carrier-related service disruption. Provider shall use commercially reasonable efforts to provide pathways sufficient to enable Customer to connect to at least two (2) telecommunications carriers’ equipment in the Meet Me Rooms, subject to carrier availability and space constraints. Customer shall be responsible for all costs associated with cross-connections, cabling, and interconnection between the Service Area and the Meet Me Rooms. For the avoidance of doubt, Meet Me Room services and telecommunications carrier connectivity are not included in the Core Building Systems, are not subject to the SLA, and any interruption or unavailability thereof shall not constitute an Unavailability of the Services.

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(k)       Cross Connections. All interconnections between Customer’s equipment and telecommunications carriers must be made in the Meet Me Rooms. Customer shall be solely responsible for all costs associated with the design, installation, maintenance, repair, and removal of all cabling, fiber, and related infrastructure between the Service Area and the Meet Me Rooms (collectively, “Cross-Connect Infrastructure”). All Cross-Connect Infrastructure installations shall be subject to Provider’s prior Approval (not to be unreasonably withheld, conditioned, or delayed), and shall be performed (i) by contractors Approved by Provider, (ii) in compliance with all applicable Legal Requirements and Provider’s then-current installation standards, and (iii) at times and in a manner reasonably designated by Provider. Provider makes no representation or warranty regarding the availability of pathway space or conduit capacity. Upon the expiration or earlier termination of this Agreement, Customer shall remove all Cross-Connect Infrastructure and restore all affected areas to their condition prior to installation, reasonable wear and tear excepted, unless Provider elects in writing to retain any such infrastructure. For the avoidance of doubt, Cross-Connect Infrastructure and telecommunications carrier connectivity are not included in the Core Building Systems, are not subject to the SLA, and any interruption or unavailability thereof shall not constitute an Unavailability of the Services.

(l)       Miscellaneous. Provider shall provide the following elements:

(i)       Fire Suppression. Pre-action dry pipe fire suppression throughout the Service Area.

(ii)       Grounding. Grounding systems in the Service Area in accordance with applicable Legal Requirements and industry standards.

(iii)       Connectivity. At Customer’s sole cost and expense, Provider shall facilitate the provision of two (2) separate internet connections supporting up to 100 Gbps each, subject to third-party internet service provider availability and performance. Provider makes no representation or warranty regarding internet service availability, speed, or performance, and Provider shall have no liability for any third-party internet service provider failure, outage, or degradation.

(iv)       Operating Procedures. Fully documented standard operating procedures.

(v)       Staffing. At least one (1) qualified security guard and one (1) operations technician in the building 24/7.

(vi)       NOC Monitoring. All building electrical, mechanical and network systems are remotely monitored by at least one (1) Operations Support Center staffed 24/7 with operational technicians responsible for system health monitoring, alarm processing, internal notifications and escalations of issues and customer notification/support of impactful issues.

(vii)       Certifications. Provider shall maintain SOC 2 Type 2 certification (or a substantially equivalent successor certification) for the Building, and shall provide copies of the most recent certification report to Customer upon written request, not more than once per Contract Year.

(m)       Upgrades and Replacements. Notwithstanding anything to the contrary contained in this Agreement, Provider shall have the right from time to time during the Term to: (a) upgrade or replace any equipment, facilities, technology or services that Provider shall maintain with alternative or replacement equipment, facilities, technology or services providing at least substantially the same utility to Customer from time to time during the Term and (b) eliminate any such equipment, facilities, technology or services if they are no longer reasonably necessary as a result of such alternative or replacement equipment, facilities, technology or services.

Section 9.3       Customer to Manage Its Equipment. Customer shall have the sole obligation, at its cost and expense, to manage, maintain, monitor and repair (or contract with a third party for the management, maintenance, monitoring and repair of) Customer’s Property, the Data Center Configuration Work, Customer Alterations and any other facility or equipment installed by or on behalf of Customer in the Service Area (but excluding the Remaining Fit Out Items) and Provider shall have no obligations with respect to same.

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Section 9.4       No Warranty of Provider. Provider does not warrant that any of the services to be provided by Provider under this Agreement, including without limitation the Core Building Systems and any services referenced in the SLA: (a) will be adequate for Customer’s particular purposes or as to any other particular need of Customer or (b) will be free from interruption, and Customer acknowledges that any one or more such services may be interrupted or suspended by reason of Unavoidable Delays. In addition, Customer acknowledges that Provider has the right to stop, interrupt or reduce service of the Core Building Systems and any services referenced in this Agreement or in the SLA by reason of Unavoidable Delays, or for repairs, additions, alterations, replacements, or improvements which are appropriate or necessary to be made or for any other reasonable purpose; provided that Provider shall comply with Section 5.4 and, provided, further, that Provider shall use reasonable efforts to avoid or minimize interruption to services of Core Building Systems necessary for the provisioning of critical power and cooling to the Service Area. Any such interruption or discontinuance of service, or the exercise of such right by Provider to suspend or interrupt such service, shall not (i) constitute an actual or constructive eviction or disturbance of Customer’s use and possession of the Service Area, in whole or in part, (ii) entitle Customer to any compensation or to any abatement or diminution of Service Charges (except as expressly set forth in the SLA or in Article 32), (iii) relieve Customer from any of its obligations under this Agreement, or (iv) impose any responsibility or liability upon Provider or its agents by reason of inconvenience or annoyance to Customer, or injury to or interruption of Customer’s business, or otherwise. Provider shall use reasonable efforts to minimize interference with Customer’s access to and use and occupancy of the Service Area in making any repairs, alterations, additions, replacements, decorations or improvements. Provider shall not be required to furnish any services except as expressly provided in this Article 9. Customer hereby releases Provider and its employees, agents, successors and assigns from all causes of action, suits, claims, damages and expenses arising out of or incurred as a result of any breach of data or information security, cybercrime or other claims relating to data privacy or identity theft; except to the extent that Provider or its employees, agents, successors or assigns directly caused such breach of data or information security, cybercrime or other claims relating to data privacy or identity theft.

ARTICLE 10       INSURANCE

Section 10.1       Coverages. Customer, at its expense, shall obtain and keep in full force and effect a policy of commercial general liability insurance with respect to the Service Area under which Customer is named as the insured and Provider, and any Lessors and any Mortgagees (whose names shall have been furnished to Customer) are named as additional insureds, which insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Provider, or any Lessors or Mortgagees named as additional insureds. Customer’s primary commercial general liability policy shall contain a provision or an endorsement that the insurer shall provide Provider with thirty (30) days’ written notice of cancellation. In addition, Customer shall provide Provider with thirty (30) days’ notice of any cancellation or material change in coverage. The minimum limits of liability shall be a combined single limit with respect to each occurrence in an amount of not less than Five Million Dollars ($5,000,000) per occurrence and Ten Million Dollars ($10,000,000) in the aggregate; provided, however, that Provider shall retain the right to require Customer to increase said coverage to that amount of insurance which in Provider’s reasonable judgment is then being customarily required by prudent owners or operators of comparable buildings in the metropolitan area in which the Building is located. Customer shall also obtain and keep in full force and effect during the Term, (a) insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of commercial property insurance - special causes of loss form insurance policies with extended coverage, to Customer’s Property and Customer Alterations with respect to the Service Area for the full insurable value thereof or on a replacement cost basis, (b) Workers’ Compensation Insurance, as required by Legal Requirements, (c) Disability Benefits Law Policy, if required by Legal Requirements, and (d) such other insurance in such amounts as Provider, any Mortgagee or Lessor may reasonably require from time to time. All insurance required to be carried by Customer pursuant to the terms of this Agreement shall be effected under valid and enforceable policies issued by reputable and independent insurers authorized to do business in the State of Michigan and reasonably satisfactory to Provider, and rated in Best’s Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation) as having a Best’s Financial Strength Rating of “A” and a “Financial Size Category” of at least “XII” or if such ratings are not then in effect, the equivalent thereof. All such policies shall be in form and content reasonably satisfactory to Provider.

Section 10.2       (a) Waiver of Subrogation. The parties hereto do hereby waive, any and all rights of recovery against the other, or against the officers, directors, employees, partners, members, shareholders, agents and representatives of the other, for loss of or damage to the property of the waiving party to the extent such loss or damage is insured against under any insurance policy that Provider or Customer is obligated to carry pursuant to this Article 10. In addition, the parties hereto shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance covering the Service Area, the Building, Customer’s Alterations, the Data Center Configuration Work) and Customer’s Property, pursuant to which the insurance companies waive subrogation or consent to a waiver of recovery and subject to obtaining such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, hereby agree not to make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other hazards covered by such fire and extended coverage insurance; provided, however, that the release, discharge, exoneration and covenant not to sue in this Agreement contained shall be limited by and coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery. Customer acknowledges that Provider shall not carry insurance on Customer Alterations (if any) or Customer’s Property and that Provider shall not carry insurance against interruption of Customer’s business.

(b)       Mutual Release. As to each party hereto, provided such party’s right of full recovery under the applicable insurance policy is not adversely affected, such party hereby releases the other (its servants, agents, contractors, employees and invitees) with respect to any claim for negligence which it might otherwise have against the other party for loss, damages or destruction of the type covered by such insurance with respect to its property by fire or other casualty, i.e., in the case of Provider, as to the Building, and, in the case of Customer, as to Customer’s Property and Customer Alterations (including rental value or business interruption, as the case may be) occurring during the Term of this Agreement; provided, however, that the foregoing release shall not apply to claims arising from the gross negligence or willful misconduct of the released party. Notwithstanding anything to the contrary contained in this Agreement, in no event shall either party’s aggregate liability to the other party for claims arising from such party’s gross negligence or willful misconduct exceed an amount equal to the aggregate Recurring Service Charges paid by Customer in the prior six (6) month period, and any such recovery shall be limited to actual direct damages and shall not include any consequential, indirect, incidental, special, or punitive damages.

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Section 10.3       Evidence of Insurance. On or prior to the Service Commencement Date for Phase 1, Customer shall deliver to Provider reasonably satisfactory evidence of such insurance confirming the existence of the insurance required to be carried by Customer pursuant to this Article 10, including evidence of waivers of subrogation required pursuant to Section 10.2. If the scope or limits of insurance required hereunder increase upon the Service Commencement Date for Phase 2, Customer shall deliver updated evidence of insurance reflecting such increased coverage on or prior to the Service Commencement Date for Phase 2. Evidence of each renewal or replacement of a policy shall be delivered by Customer to Provider at least twenty (20) days prior to the expiration of each such policy.

Section 10.4       Provider’s Insurance. Provider shall obtain and keep in full force and effect a policy of commercial general liability insurance with respect to the Building under which Provider is named as the insured, which insurance shall provide primary coverage without contribution from any other insurance carried by Customer. The minimum limits of liability shall be a combined single limit with respect to each occurrence in an amount of not less than Five Million Dollars ($5,000,000) general aggregate limit (including umbrella coverage). Provider shall also obtain and keep in full force and effect during the Term, (a) insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of commercial property insurance - special causes of loss form insurance policies with extended coverage, to Provider’s equipment and alterations with respect to the Building for the full insurable value thereof or on a replacement cost basis, (b) Workers’ Compensation Insurance, as required by Legal Requirements and (c) Disability Benefits Law Policy, if required by Legal Requirements.

ARTICLE 11       DESTRUCTION OF THE PROPERTY; LOSS OR DAMAGE

Section 11.1       General. If the Service Area or Building shall be damaged by fire, natural disaster, or other casualty, or if the Building shall be so damaged that Customer shall be deprived of reasonable access to or use of the Services (whether or not the Service Area is damaged), Customer shall give prompt notice thereof to Provider, and the damage: (a) to the Service Area (including, without limitation, the Remaining Fit Out Items) but excluding Customer Alterations (the “Facility Restoration”), shall be repaired by and at the expense of Provider or by Provider using reasonable efforts to cause the party legally responsible for such restoration to do so, as appropriate, and (b) to all Customer Alterations, Data Center Configuration Work and Customer’s Property shall be repaired by and at the expense of Customer. Until the date on which Provider restores the Services with the Facility Restoration Substantially Completed, Recurring Service Charges shall be reduced in the proportion which the Electrical Capacity is unavailable bears to the total Electrical Capacity. Provider shall have no obligation to repair any damage to, or to replace, any of the Customer Alterations or Customer’s Property.

Section 11.2       Provider Termination. Anything contained in Section 11.1 to the contrary notwithstanding, if the Service Area is damaged in its entirety or Services are Unavailable, and if Provider shall decide not to restore the Service Area, or if the Building shall be so damaged by fire, natural disaster or other casualty that, in Provider’s reasonable judgment, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Service Area shall have been damaged), then in any of such events, Provider may, not later than sixty (60) days following the date of the damage, give Customer a notice in writing terminating this Agreement provided that Provider terminates leases, licenses or other agreements representing the allocation of at least fifty percent (50%) of the critical IT power capacity of the Building that Provider has the right to terminate as a result of such event. If this Agreement is so terminated, the Term shall expire upon the tenth (10th) day after such notice is given, and Customer shall remove its equipment from the Service Area, vacate the Service Area and surrender the same to Provider. Upon the termination of this Agreement under the conditions provided for in this Section 11.2, Customer’s liability for Service Charges shall cease as of the date of such event, and any prepaid portion of Service Charges for any period after such date shall be refunded by Provider to Customer. As used in this Agreement, the Services shall be deemed “Unavailable” in the event that a portion of the Service Area or Building shall have been damaged to the extent that Customer is unable to reasonably conduct its business in the undamaged portion of the Service Area.

Section 11.3       Restoration Termination. If the Service Area is damaged by fire, natural disaster or other casualty and Services become Unavailable thereby, or if the Building or Core Building Systems shall be so damaged that Customer shall be deprived of reasonable access to the Service Area or use of the Services sufficient, in Customer’s reasonable judgment, for the normal conduct of Customer’s business operations in the Service Area, and Customer has given timely notice thereof to Provider pursuant to Section 11.1, then Provider shall, within thirty (30) days following the date of the damage, deliver to Customer an estimate prepared by a contractor or architect selected by Provider (the “Restoration Estimate”) of the date by which such contractor or architect believes the Facility Restoration shall be Substantially Completed. If the Restoration Estimate shall indicate that the Facility Restoration shall not be Substantially Completed on or before the date which shall be six (6) months following the date of such damage or destruction, then Provider shall have the right to terminate this Agreement by giving written notice (the “Termination Notice”) to Customer not later than sixty (60) days following receipt of the Restoration Estimate. If Provider shall timely deliver a Termination Notice, then this Agreement shall be deemed canceled and terminated as of the date of the giving of the Termination Notice as if such date were the Expiration Date, and Service Charges shall be apportioned and shall be paid or refunded, as the case may be up to and including the date of such termination.

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Section 11.4       Legal Requirements. Subject to any applicable Legal Requirements which shall supersede the provisions of this Article 11, this Article 11 constitutes an express agreement governing any case of damage or destruction of the Service Area or the Building by fire or other casualty, and any applicable law which provides for such contingency in the absence of an express agreement now or hereafter in force shall have no application in any such case.

ARTICLE 12       EMINENT DOMAIN

Section 12.1       General. If (a) all of the floor area of the Service Area or so much thereof as shall render the Services Unavailable, shall be acquired or condemned for any public or quasi-public use or purpose, or (b) a portion of the Property, not including the Service Area, shall be so acquired or condemned, but by reason of such acquisition or condemnation, Customer no longer has means of access to the Service Area, then this Agreement and the Term shall end as of the date of the vesting of title with the same effect as if that date were the Expiration Date. In the event of any termination of this Agreement and the Term pursuant to the provisions of this Article 12, Service Charges shall be apportioned as of the date of such termination and any prepaid portion of Service Charges for any period after such date shall be refunded by Provider to Customer.

Section 12.2       Award. In the event of any such acquisition or condemnation of all or any part of the Property, Provider shall be entitled to receive the entire award for any such acquisition or condemnation. Customer shall have no claim against Provider or the condemning authority for the value of any unexpired portion of the Term, and Customer hereby expressly assigns to Provider all of its right in and to any such award. Nothing contained in this Section 12.2 shall be deemed to prevent Customer from making a separate claim in any condemnation proceedings for (a) the then value of any Customer’s Property included in such taking, (b) the unamortized value of any Customer Alterations, and (c) any moving or relocation expenses; provided, however, that any such award shall be made by the condemning authority in addition to, and shall not result in a reduction of, the award made by it to Provider.

Section 12.3       Partial Condemnation. If only a part of the Property shall be so acquired or condemned and the remaining portion thereof is reasonably feasible (in the reasonable judgment of Customer) to permit Customer to continue its operation as a Mission Critical Data Center, then, subject to Section 12.1, this Agreement and the Term shall continue in force and effect. If a part of the Service Area shall be so acquired or condemned and this Agreement and the Term shall not be terminated, Provider, at Provider’s expense, shall restore that part of the Service Area not so acquired or condemned so as to render the Services to Customer as required under this Agreement. From and after the date of the vesting of title, Recurring Service Charges shall be reduced in the proportion which the Electrical Capacity is unavailable bears to the total Electrical Capacity.

ARTICLE 13       ASSIGNMENT AND SUBLICENSING

Section 13.1       General Prohibition. Except as otherwise expressly provided in this Agreement (including without limitation, Section 13.9), Customer, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage, pledge, encumber, or otherwise transfer this Agreement, nor sublicense (nor modify, amend or extend a sublicense), nor suffer, nor permit the Service Area, or any part thereof to be used or occupied by others without the Approval of Provider in each instance. In no event shall any permitted sublicensee assign or encumber its sublicense or further sublicense all or any portion of its sublicensed space, or otherwise suffer or permit the sublicensed space or any part thereof to be used by others, without Provider’s Approval in each instance. Any assignment, sublicense, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 13 shall be void. Customer is prohibited from separately demising any space within the Service Area for any sublicensee. For clarity, Customer’s use of the Service Area in the ordinary course of its principal business of providing cloud computing services to its bona fide customers shall not constitute a violation of this Article 13; provided that any arrangement that would permit a customer of Customer to sublicense any portion of the Service Area, co-locate equipment in the Service Area, or access the Building or Service Area shall be subject to Section 13.9.

Section 13.2       Notice of Assignment. If Customer shall, at any time or from time to time, during the Term desire to assign this Agreement, Customer shall give notice (a “Customer’s Notice”) thereof to Provider, which Customer’s Notice shall set forth: (a) the date Customer desires the assignment to be effective and any consideration Customer would receive under such assignment, (b) a statement setting forth in reasonable detail the identity of the proposed assignee, the nature of its business and its proposed use of the Service Area, (c) current financial information with respect to the proposed assignee, including its most recent financial report, and (d) a true and complete copy of the proposed assignment instrument(s) and any other agreements relating thereto. Customer hereby agrees to indemnify Provider against liability resulting from any claims that may be made against Provider by the proposed assignee or by any brokers or other Persons claiming a commission or similar compensation in connection with the proposed assignment. Customer’s Notice shall be deemed an offer from Customer to Provider whereby Provider (or Provider’s designee) may, at its option (except in the case of an assignment pursuant to Sections 13.7 or 13.8), terminate this Agreement. Said option (the “Recapture Option”) may be exercised by Provider by notice given to Customer at any time within thirty (30) days after Customer’s Notice has been given by Customer to Provider, and during such thirty (30) day period, Customer shall not assign this Agreement to any Person other than Provider.

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Section 13.3       Recapture. If Provider exercises the Recapture Option pursuant to Section 13.2 hereof, then this Agreement shall end and expire on the date that such assignment was to be effective, and the Service Charges due hereunder shall be paid and apportioned to such date. In such event, Provider and Customer, upon request of either party, shall enter into an amendment of this Agreement ratifying and confirming such termination. Following such termination, Provider shall be free to and shall have no liability to Customer if Provider should license or lease the Service Area (or any part thereof) to Customer’s prospective assignee.

Section 13.4       Approval Conditions. In the event Provider does not exercise the Recapture Option, and provided that no Event of Default shall have occurred and be continuing under this Agreement as of the time Provider’s Approval is requested by Customer, Provider’s Approval to the proposed assignment shall not be unreasonably withheld and shall be given or denied during the thirty (30) day period under Section 13.2; provided, however, that:

(a)       Compliance. Customer shall have complied with the provisions of Section 13.2 hereof and Provider shall not have exercised any of its options thereunder within the time permitted therefore.

(b)       Information. Customer shall have furnished Provider with the name and address of the proposed assignee and its principals, financial statements for the proposed assignee and proof satisfactory to Provider evidencing that the proposed assignee is experienced in and will secure personnel reasonably experienced in the data center business being conducted at the Service Area as permitted under the terms of this Agreement.

(c)       Use. In Provider’s reasonable judgment, the proposed assignee is engaged in a business or activity, and the Service Area will be used in a manner, which does not violate the restrictions set forth in Article 2 hereof, is consistent with the use of the Service Area as a Mission Critical Data Center, will not adversely affect security or operation of the Building, will not increase the cost of operating the Building, will not impose a materially increased burden upon services to be supplied by Provider, and is not to a company whose primary business is buying, developing or operating carrier data centers or co-location facilities and/or the provisioning of interconnection services, such as Equinix or Digital Realty (including, without limitation, furnishing of space, racks and pathway to parties for the purpose of such party’s placement and maintenance of computer, switch and/or communications equipment and connections with the communications cable and facilities of other parties in the Building).

(d)       Finances. The proposed assignee is of sufficient financial worth considering the responsibility involved (which shall include that it then has at least a credit profile by the major credit reporting agencies such as Moody’s and Standard & Poor at least equal to that of Original Customer on the date of this Agreement or immediately after giving effect to such assignment (whichever is greater), and Provider has been furnished with reasonable evidence thereof.

(e)       Comparable Space. In the event Provider has space in the Building which is or after renovation would be reasonably comparable and available for use then (i) neither the proposed assignee nor any of its Affiliates is then an occupant of any part of the Building, and (ii) the proposed assignee is not a Person (or Affiliate of a Person) with whom Provider or Provider’s agent is then, or has been within the previous six (6) month period, engaging in bona fide negotiations (as evidenced by a tour of the Building, a draft agreement, a term sheet or a letter of intent) in connection with use of space in the Building.

(f)       Documents. The form of the proposed assignment and assumption agreement and all related documents shall be reasonably satisfactory to Provider and shall comply with the applicable provisions of this Article 13, and Customer shall deliver a true and complete original, fully executed counterpart of such assignment and assumption agreement and all related documents to Provider promptly upon the execution and delivery thereof.

(g)       Approval Document. Customer and its proposed assignee and any guarantor of this Agreement shall execute and deliver to Provider an agreement, in form and substance reasonably satisfactory to Provider, setting forth the terms and conditions upon which Provider shall have granted its Approval to such assignment (provided such terms and conditions are consistent with the terms and conditions of this Article 13), and the agreement of Customer and such assignee to be bound by the provisions of this Article 13.

(h)       Number of Occupants. There shall not be more than one (1) occupant of the Service Area (considering Customer and its Affiliates which are not separately demised as one occupant for such purpose).

(i)       Expense Reimbursement. Customer shall reimburse Provider, as Non-Recurring Service Charges upon demand, for (i) the reasonable out-of-pocket costs and expenses incurred by Provider in connection with the assignment including the costs of making investigations as to the acceptability of the proposed assignee and the cost of reviewing plans and specifications proposed to be made in connection therewith, and (ii) Provider’s reasonable legal fees and disbursements incurred in connection with the granting of any requested Approval and the preparation of Provider’s Approval to the assignment.

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(j)       Advertising and Brokers. Except as permitted under the following sentence, Customer shall not have (i) advertised or publicized in any way the availability of the Service Area without Provider’s Approval, or (ii) listed this Agreement for assignment with a broker, agent or otherwise at a rate less than the Service Charges at which Provider is then offering comparable space in the Building which is or after renovation could be reasonably comparable and available for use. Customer shall have the right to list the Service Area or the relevant portion thereof with a real estate broker and the foregoing shall not preclude said broker from targeted marketing of the Service Area or the relevant portion thereof to a limited, select group of realistic potential users without advertising and without publicity to the general public or a broad group thereof and without general marketing to broad mailing lists.

(k)       Immunity. The proposed assignee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in and the jurisdiction of the courts of the State of New York.

If Provider shall decline to give its Approval to any proposed assignment, or if Provider shall exercise its option under Section 13.2 hereof, Customer shall indemnify, defend and hold harmless Provider against and from any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and disbursements) resulting from any claims that may be made against Provider by the proposed assignee arising from or in connection with such proposed assignment (but such indemnity shall not apply to any agreement with such proposed assignee which is executed by Provider and such proposed assignee or by any brokers or other Persons (with whom Customer or its proposed assignee may have dealt) claiming a commission or similar compensation in connection with the proposed assignment.

Section 13.5       Execution. In the event that (a) Provider fails to exercise the Recapture Option and Approves a proposed assignment and (b) Customer fails to execute and deliver the assignment which Provider Approved within one hundred eighty (180) days after the giving of such Approval, then, Customer shall again comply with all of the provisions and conditions of Section 13.2 hereof before assigning this Agreement.

Section 13.6       Beneficial Ownership Transfers. If Customer is a partnership, corporation, limited liability company, trust, entity or other than a natural Person, then the transfer during the Term of this Agreement of more than forty-nine percent (49%) in the aggregate of the beneficial ownership of Customer or the issuance of any additional shares or partnership or membership interests to the extent of more than forty-nine percent (49%) in the aggregate of the beneficial ownership of Customer hereunder, or any merger, consolidation or combination of Customer with any other entity or any transfer of this Agreement by operation of law or otherwise shall constitute an assignment of this Agreement; provided, however, that (a) if Customer or its ultimate parent entity is a publicly-traded corporation or other entity, the foregoing shall not apply to transfers of publicly-traded stock in the ordinary course of such public trading, and (b) transactions with a corporation or other entity into or with which Customer is merged or consolidated or to which substantially all of Customer’s assets are transferred shall not be deemed an assignment hereunder so long as (i) such transfer is for a legitimate independent business purpose and not for the principal purpose of transferring this Agreement, (ii) the successor to Customer then has at least: (A) an equity market capitalization determined in accordance with GAAP consistently applied at least equal to that of Original Customer on the date of this Agreement, (B) cash flow from operations determined in accordance with GAAP consistently applied at least equal to that of Original Customer on the date of this Agreement and (C) a credit profile by the major credit reporting agencies such as Moody’s and Standard & Poor’s at least equal to that of Original Customer on the date of this Agreement or immediately after giving effect to such assignment (whichever is greater), and (iii) proof reasonably satisfactory to Provider of the foregoing shall have been delivered to Provider at least ten (10) days prior to the effective date of any such transaction.

Section 13.7       Affiliate Transfers. (a) Notwithstanding anything to the contrary set forth in this Agreement, Customer may, without Provider’s Approval, but upon not less than ten (10) days’ prior notice to Provider and only upon compliance with this Article 13, permit any Affiliate of Customer to sublicense all or any portion of the Service Area for any Permitted Use, provided that no Event of Default shall then have occurred and be continuing and provided, however, that should such Affiliate thereafter cease to be an Affiliate of Customer, such cessation shall be considered a sublicense for which Provider’s Approval is then required. Such sublicense shall not be deemed to vest in any such Affiliate any right or interest in this Agreement or the Service Area nor shall it relieve, release, impair or discharge any of Original Customer’s obligations hereunder or the obligations of any successor Customer, which shall be joint and several with such Affiliate.

(b)       Notwithstanding anything to the contrary set forth in this Agreement, Customer may, upon ten (10) days’ prior notice to the Provider, assign this Agreement to any Affiliate of Customer for any Permitted Use, provided that no Event of Default shall then have occurred and be continuing, and provided, however, that should such Affiliate thereafter cease to be an Affiliate of Customer, such cessation shall be considered an assignment of this Agreement for which compliance with all this Article 13 is required. Any assignment pursuant to this Section 13.7(a) shall not relieve, release, impair or discharge any of Original Customer’s obligations hereunder or the obligations of any successor Customer under this Agreement, all of which shall be joint and several with such Affiliate.

(c)       Notwithstanding anything to the contrary contained in this Article 13 the use of the Service Area by Customer to process data or operate equipment for Affiliates of Customer shall not constitute a violation of this Article 13 as long as any such Affiliate does not: (i) have a written or oral sublicense license, occupancy agreement or similar agreement, (ii) have any interest in the Service Area or this Agreement, (iii) take actual occupancy of all or any part of the Service Area, or (iv) have separately demised space within the Service Area.

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Section 13.8       Assumption of Liability. (a) Any assignment or transfer of this Agreement, whether made with Provider’s Approval pursuant to Section 13.1 hereof or without Provider’s Approval to the extent permitted under Sections 13.6 or 13.7 hereof, shall be made only if, and shall not be effective until the assignee shall execute, acknowledge and deliver to Provider an agreement in form and substance reasonably satisfactory to Provider whereby the assignee shall assume the obligations of this Agreement on the part of Customer to be performed or observed from and after the effective date of such assignment or transfer, and whereby the assignee shall agree that the provisions in Section 13.1 hereof shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers. Any assignment or transfer made in violation of the provisions of this Article 13 shall be void and of no force and effect.

(b)       If this Agreement be assigned, whether or not in violation of the provisions of this Agreement, Provider may collect charges from the assignee. If the Service Area or any part thereof is sublicensed, or used or occupied by anybody other than Customer, whether or not in violation of this Agreement, Provider may collect charges from the sublicensee or occupant upon an Event of Default by Customer. In either event, Provider shall apply the net amount collected to the Service Charges due under this Agreement, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Agreement, or the acceptance of the assignee, sublicensee or occupant as licensee or as a release of Customer from the performance by Customer of Customer’s obligations under this Agreement. The consent by Provider to any assignment, mortgaging, subletting, licensing or use or occupancy by others shall not in any way be considered to relieve Customer from obtaining the express written consent of Provider to any other or further assignment, mortgaging or subletting or use or occupancy by others not expressly permitted by this Article.

(c)       Customer covenants that, notwithstanding any assignment, sublicensing or transfer, whether or not in violation of the provisions of this Agreement, or any amendment of this Agreement and notwithstanding the acceptance of charges by Provider from an assignee, sublicensee, transferee, or any other party, Customer shall remain fully and personally, jointly and severally liable for the payment of the Service Charges and for the other obligations of this Agreement on the part of Customer to be performed or observed. Any violation of any provision of this Agreement by any assignee, sublicensee or other occupant shall be deemed a violation by the Original Customer, the then sublicensee or assignee and any other persons who at any time was or were a sublicensee or assignee, it being the intention and meaning that the Original Customer, the then sublicensee or assignee and any other person(s) who at any time was or were sublicensee or assignee shall all be liable to Provider (to the extent that any liability theretofore existed) for any and all acts and omissions of any and all assignees, sublicensees and other occupants of the Service Area.

Section 13.9       Colocation Agreements. Notwithstanding anything to the contrary contained in this Article 13, Customer may in the ordinary course of its principal business permit its bona fide customers to sublicense a portion of the Service Area or may permit its bona fide customers to co-locate their equipment in the Service Area (any of the foregoing constituting a “Sublicensee”) without the consent of Provider; provided that:

(a)       no sublicense agreement or co-location agreement that grants rights to use or access the Building or the Service Area (any of the foregoing constituting a “Sublicense Agreement”) shall be for a term ending later than one (1) day prior to the Expiration Date of this Agreement, and each Sublicense Agreement shall expressly provide that all rights of the Sublicensee thereunder shall automatically terminate upon the expiration or earlier termination of this Agreement;

(b)       Customer shall maintain a current list of all Sublicensees, including for each Sublicensee the identity, contact information, and a general description of the sublicensed or co-located space, and shall provide such list to Provider (i) within ten (10) Business Days following Provider’s written request therefor, and (ii) on a quarterly basis within ten (10) Business Days following the end of each calendar quarter;

(c)       the portion of the Service Area subject to any such Sublicense Agreement shall not have a separate entrance from any public corridor of the Building and shall not be separately demised (but may be surrounded by a metal cage or similar enclosure);

(d)       no Sublicensee shall be a company in the business of operating data center, colocation, or interconnection space with respect to the Building or the Property, and no Sublicensee shall use the Service Area or the rights under any Sublicense Agreement to provide data center, colocation, or interconnection space or services to third parties within the Building; provided, however, that this clause (d) shall not prohibit a Sublicensee that is a venture capital fund, private equity fund, or similar investment vehicle from operating equipment on behalf of its portfolio companies; and

(e)       each Sublicense Agreement shall be subject and subordinate to this Agreement and to the matters to which this Agreement is or shall be subordinate, and each Sublicense Agreement shall expressly provide that all rights of the Sublicensee thereunder shall automatically terminate, without any further action required by any party, upon the expiration or earlier termination of this Agreement for any reason, and that no Sublicensee shall have any claim against Provider arising out of or relating to such termination.

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ARTICLE 14       ACCESS TO SERVICE AREA

Section 14.1       General. Subject to the provisions of Section 5.3, Customer shall permit Provider, Provider’s agents, and public utilities servicing the Building to erect, use and maintain concealed ducts, pipes and conduits in and through the Service Area. Provider and Provider’s agents, shall have the right to enter the Service Area at any time without notice in the event of an emergency (and in the event of an emergency, Provider shall use reasonable efforts to notify Customer’s Authorized Contacts as soon thereafter as is reasonably feasible) and at all reasonable times: (a) upon forty-eight (48) hours’ prior notice to any of Customer’s Authorized Contacts (except no such prior notice shall be required in case of a condition posing an imminent threat of harm to persons or property), which notice may be by email, to examine the same or to make any repairs, alterations, improvements or additions (i) as Provider may deem reasonably necessary or desirable to the Service Area or to any other portion of the Property, (ii) which Provider may elect to perform following Customer’s failure to make repairs or perform any work which Customer is obligated to make or perform under this Agreement, or (iii) for the purpose of complying with Legal Requirements, or (b) upon forty-eight (48) hours’ prior notice, which notice may be by email, to any of Customer’s Authorized Contacts, to show the Service Area to prospective Mortgagees, Lessors, lessees, customers, licensees or other parties interested in all or part of the Property and their respective agents and representatives or for any other reasonable purpose, so long as such parties have executed non-disclosure agreements covering Customer’s proprietary information. In connection with any of the foregoing, Provider shall be allowed to take all material into and upon the Service Area that may be reasonably required therefor. Any such access shall not constitute an eviction or constructive eviction of Customer in whole or in part and Service Charges will not be abated while said repairs, alterations, improvements or additions are being made, by reason of loss or interruption of business of Customer, or otherwise, unless caused by Provider’s gross negligence or willful misconduct. Provider covenants and agrees, in exercising its rights under this Article 14, to use commercially reasonable efforts to minimize interference with Customer’s use of the Service Area.

Section 14.2       Provider Entry. If Customer shall not be present when for any reason entry into the Service Area shall be necessary or permissible, Provider or Provider’s agents may enter the same without rendering Provider or such agents liable therefor (if during such entry Provider or Provider’s agents shall accord reasonable care to Customer’s property), and without in any manner affecting this Agreement. Nothing contained in this Agreement, however, shall be deemed or construed to impose upon Provider any obligation, responsibility or liability whatsoever for the care, supervision or repair of the Building or any part thereof, other than as expressly provided in this Agreement.

Section 14.3       Building Modifications. Subject to Section 5.4, Provider shall have the right from time to time to alter the Building and, without the same constituting an actual or constructive eviction and without incurring any liability to Customer therefore provided that after such alteration Customer has the use of facilities that are similar to and provide substantially the same benefits to Customer as existed before such alteration to the extent same are reasonably required for Customer to operate its Mission Critical Data Center in the Service Area, to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and to change the name, number or designation by which the Building is commonly known. All parts (except surfaces facing the interior of the Service Area) of all walls, ceilings (including the area within eighteen inches (18”) of the ceiling), floors (including the area under any raised floor), windows and doors bounding the Service Area (including exterior Building walls, exterior corridor walls, exterior doors and entrances other than doors and entrances solely servicing the Service Area), all balconies, terraces and roofs adjacent to the Service Area, if any, all space in or adjacent to the Service Area used for shafts, stacks, stairways. chutes, pipes, conduits, ducts, fan rooms, heating, air cooling, plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Service Area, and Provider shall have the use thereof, as well as access thereto through the Service Area for the purposes of operation, maintenance, alteration and repair thereto provided such access does not cause a material adverse effect on Customer’s use and operations or Customer’s rights under this Agreement.

Section 14.4       Provider’s Rights. Any reservation of a right by Provider to enter upon the Service Area and to make or perform any repairs, restorations and replacements, Alterations or other work in, to or about the Service Area which, in the first instance, is the obligation of Customer pursuant to this Agreement, shall not be deemed to: (a) impose any obligation on Provider to do so, (b) render Provider liable (to Customer or any third party) for the failure to do so, or (c) relieve Customer from any obligation to indemnify Provider as otherwise provided elsewhere in this Agreement.

ARTICLE 15       CERTIFICATE OF OCCUPANCY

Section 15.1       Certificate of Occupancy. Should one be required, Customer shall not at any time use the Service Area in violation of the Certificate of Occupancy at such time issued for the Service Area or for the Building and in the event that any Governmental Authority shall hereafter contend or declare by notice, violation, order or in any other manner whatsoever that the Service Area are used for a purpose which is a violation of such Certificate of Occupancy, Customer shall upon thirty (30) days’ written notice (or such shorter period as may be required under applicable Legal Requirements from Provider or any Governmental Authority, immediately discontinue such use of the Service Area. Nothing herein shall limit Customer from seeking Service Level Credits for any downtime caused by such discontinuance of use of the Service Area.

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ARTICLE 16       DEFAULT

Section 16.1       Event of Default. Each of the following events shall be an “Event of Default” under this Agreement:

(a)       Service Charges. If Customer defaults in the payment when due of any installment of Recurring Service Charges and such default continues for a period of twenty (20) days, or if Customer defaults in the payment when due of Non-Recurring Service Charges and such default continues for a period of twenty (20) days after notice thereof from Provider; provided, however, that if Customer shall default in the timely payment of Recurring Service Charges or Non-Recurring Service Charges as to which Provider has given Customer a notice of default and any such default shall occur more than three (3) times in any period of twenty-four (24) months, then notwithstanding that such defaults shall have each been cured within the applicable period provided above, upon any further monetary default, Provider may serve a notice of termination upon Customer without affording to Customer an opportunity to cure such further default.

(b)       Transfers. If Customer’s interest in this Agreement is transferred in violation of Article 13 hereof.

(c)       Abandonment. If the Service Area or a substantial portion thereof becomes vacant or abandoned.

(d)       Bankruptcy. (i) If Customer admits in writing its inability to pay its debts as they become due; (ii) if Customer commences or institutes any case proceeding or other action (A) seeking relief as a debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future Legal Requirements of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; (iii) if Customer makes a general assignment for the benefit of creditors; or (iv) if any case, proceeding or other action is commenced or instituted against Customer (A) seeking to have an order for relief entered against it as debts, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future Legal Requirements of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which either (1) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (2) remains undismissed for a period of one hundred twenty (120) days; (v) if any case, proceeding or other action is commenced or instituted against Customer seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within one hundred twenty (120) days from the entry thereof; (vi) if Customer takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Sections 16.1(d) (ii), (iii). (iv) or (v); or (vii) if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Customer, which appointment is not vacated or effectively stayed within sixty (60) days, or if any such vacating or stay does not thereafter remain in effect.

(e)       Performance. If Customer defaults in the observance or performance of any other term, covenant or condition of this Agreement on Customer’s part to be observed or performed and Customer fails to remedy such default within thirty (30) days after notice by Provider to Customer of such default, or, if such default is of such a nature that it cannot be completely remedied within said period of thirty (30) days, if Customer fails to commence to remedy such default within such thirty (30) day period, or fails thereafter to diligently prosecute to completion all steps necessary to remedy such default; provided, however, that if Customer shall default in the observance or performance of any term, covenant or condition of this Agreement more than three (3) times in any period of twenty-four (24) months as to which Provider has given Customer a notice of default, then notwithstanding that such defaults shall have each been cured within the applicable period provided above, upon any further default, Provider may serve a three (3) days’ notice of termination upon Customer without affording to Customer an opportunity to cure such further default.

(f)       Other Agreements. If Customer or any Affiliate of Customer defaults beyond applicable grace and notice periods in the payment of any Service Charges or other sums due or in the timely performance of any obligations or under any other services agreement, lease of space, license agreement or similar document in the Building, or if any such services agreement, license agreement or similar document is terminated by Provider or any Affiliate of Provider as a result of a default by the tenant, licensee or any party thereunder after applicable notice and grace periods.

Section 16.2       Termination. If an Event of Default occurs, Provider may at any time thereafter give written notice to Customer stating that this Agreement and the Term shall expire and terminate on the date specified in such notice, which date shall not be less than three (3) days after the giving of such notice. If Provider gives such notice, this Agreement and the Term and all rights of Customer under this Agreement shall expire and terminate as if the date set forth in such notice were the stated Expiration Date and Customer immediately shall remove its equipment from, and quit and surrender the Service Area, but Customer shall remain liable as provided in this Agreement. Anything contained in this Agreement to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 16.1(d), or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Customer or Customer as debtor-in-possession shall fail to assume Customer’s obligations under this Agreement within the period prescribed therefor by Legal Requirements or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or if said trustee, Customer or Customer as debtor-in-possession shall fail to provide adequate protection of Provider’s right, title and interest in and to the Service Area or adequate assurance of the complete and continuous future performance of Customer’s obligations under this Agreement, Provider, to the extent permitted by Legal Requirements or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Agreement on seven (7) days’ notice to Customer, Customer as debtor-in-possession or said trustee and upon the expiration of said seven (7) day period this Agreement shall cease and expire as set forth above and Customer, Customer as debtor-in-possession or said trustee shall immediately remove its equipment from, and quit and surrender the Service Area as aforesaid.

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Section 16.3       Joint Liability. If, at any time, (a) Customer shall be comprised of two (2) or more Persons, (b) Customer’s obligations under this Agreement shall have been guaranteed by any Person other than Customer, or (c) Customer’s interest in this Agreement shall have been assigned, the word Customer as used in Section 16.1(d), shall be deemed to mean any one or more of the Persons primarily or secondarily liable for Customer’s obligations constituting Customer under this Agreement. Any monies received by Provider from or on behalf of Customer during the pendency of any proceeding of the types referred to in Section 16.1(d) shall be deemed paid as compensation for the Services and use of the Service Area and the acceptance of any such compensation by Provider shall not be deemed an acceptance of Service Charges or a waiver on the part of Provider of any rights under this Agreement.

ARTICLE 17       REMEDIES

Section 17.1        (a) General. If an Event of Default shall occur: (i) Customer shall remove its equipment from and vacate the Service Area, and Provider and its agents may immediately, or at any time after such Event of Default or after the date upon which this Agreement and the Term shall expire and come to an end, access the Service Area or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by legal force, self-help or other legal means (without being liable to indictment, prosecution or damages therefor), and may take control of the Service Area and remove Customer and any other Persons from the Service Area and remove any and all of their property and effects from the Service Area; and (ii) Provider, at Provider’s option, may provide services for the whole or any part or parts of the Service Area from time to time, either in the name of Provider or otherwise, to such customer or customers, for such term or terms ending before, on or after the Expiration Date, at such fees and upon such other conditions, which may include concessions and fee-free periods, as Provider, in its sole discretion, may determine; provided, however, that Provider shall have no obligation to provide services for the Service Area or any part thereof and shall in no event be liable for refusal or failure to do so, or, in the event of any such engagement, for refusal or failure to collect any fees due upon any such engagement, and no such refusal or failure shall operate to relieve Customer of any liability under this Agreement or otherwise affect any such liability, and Provider, at Provider’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Service Area as Provider, in its sole discretion, considers advisable or necessary in connection with any such engagement or proposed engagement, without relieving Customer of any liability under this Agreement or otherwise affecting any such liability.

Section 17.2       Access Rights. Customer hereby waives the service of any notice of intention to access the Service Area or to institute legal proceedings to that end which may otherwise be required to be given under any present or future Legal Requirements. Customer, on its own behalf and on behalf of all Persons claiming through or under Customer, including all creditors, does further hereby waive any and all rights which Customer and all such Persons might otherwise have under any present or future Legal Requirements to access the Service Area, or to restore the operation of this Agreement, after (i) Customer shall have been removed by a judgment or by warrant of any court or judge, (ii) any access by Provider, or (iii) any expiration or termination of this Agreement and the Term, whether such removal, access, expiration or termination shall be by operation of law or pursuant to the provisions of this Agreement. The words “access” and “accessed” as used in this Agreement shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Customer, or any Persons claiming through or under Customer, of any term, covenant or condition of this Agreement, Provider shall have the right to enjoin such breach and the right to invoke any other remedy allowed by Legal Requirements or in equity as if summary proceedings and other special remedies were not provided in this Agreement for such breach. Provider’s right to invoke the remedies in this Agreement are cumulative and shall not preclude Provider from invoking any other remedy allowed at law or in equity.

Section 17.3       (a) Damages. If this Agreement and the Term shall expire and come to an end as provided in Article 16, or by or under any summary proceeding or any other action or proceeding, or if Provider shall access the Service Area as provided in Section 17.1, or by or under any summary proceeding or any other action or proceeding, then, in any of such events:

(i)       Customer shall pay to Provider all Service Charges payable under this Agreement by Customer to Provider to the date upon which this Agreement and the Term shall have expired or terminated and come to an end or to the date of re-entry upon the Service Area by Provider;

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(ii)       Customer also shall be liable for and shall pay to Provider, as damages, any deficiency (the “Deficiency” or “Deficiencies”) between (A) Service Charges for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Non-Recurring Service Charges for each year thereof to be the same as was payable for the year immediately preceding such termination or access), and (B) the net amount, if any, of fees collected under any engagement effected pursuant to the provisions of Section 17.1(a)(ii) for any part of such period (first deducting from the fees collected under any such engagement all of Provider’s expenses in connection with the termination of this Agreement, Provider’s access to the Service Area and with such engagement including all enforcement costs, brokerage commissions, legal expenses, reasonable attorneys’ fees and disbursements, alteration costs and other expenses of preparing the Service Area for such engagement). Customer shall pay the Deficiency in monthly installments on the days specified in this Agreement for payment of installments of Recurring Service Charges, and Provider shall be entitled to recover from Customer each monthly Deficiency as the same shall arise. No suit to collect the amount of the Deficiency for any month shall prejudice Provider’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

(iii)       whether or not Provider shall have collected any monthly Deficiency as aforesaid, Provider shall be entitled to recover from Customer, and Customer shall pay to Provider, on demand, in lieu of any further Deficiency as and for liquidated and agreed final damages, a sum equal (A) to the amount by which the Service Charges for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Non-Recurring Service Charges for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry) exceeds (B) the then fair and reasonable value of fees for the use of the Service Area, including Non-Recurring Service Charges for the same period, both discounted to present value at the rate of two percent (2%) per annum less (C) the aggregate amount of Deficiencies previously collected by Provider, pursuant to the provisions of Section 17.3(a)(ii) for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, Provider shall have engaged the Service Area or any part thereof for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of net fees collected in connection with such engagement shall be deemed, prima facie, to be the fair and reasonable value of the fees for the part or the whole of the Service Area so engaged during the term of the engagement.

(b)       Engagement of Services. If Provider shall engage customers for the Service Area, or any part thereof, together with other space in the Building, the net fees collected under any such engagement and the expenses of any such engagement shall be equitably apportioned for the purposes of this Section 17.2. Customer shall in no event be entitled to any fees collected or payable under any engagement, whether or not such fees shall exceed the Recurring Service Charges reserved in this Agreement. Nothing contained in Article 16 or this Article 17 shall be deemed to limit or preclude the recovery by Provider from Customer of the maximum amount allowed to be obtained as damages by any statute or rule of Legal Requirements, or of any sums or damages to which Provider may be entitled in addition to the damages set forth in this Section 17.2.

(c)       Injunctive Relief. In the event of a breach or threatened breach on the part of Customer with respect to any of the covenants, agreements, terms, provisions or conditions on the part of or on behalf of Customer to be kept, observed or performed, Provider shall also have the right to obtain injunctive relief.

(d)       Remedies Cumulative. The specified remedies to which Provider may resort under this Agreement are cumulative and concurrent, and are not intended to be exclusive of each other or of any other remedies or means of redress to which Provider may lawfully be entitled at any time, and Provider may invoke any remedy allowed under this Agreement or at law or in equity as if specific remedies were not in this Agreement provided for, and the exercise by Provider of any one or more of the remedies allowed under this Agreement or in law or in equity shall not preclude the simultaneous or later exercise by the Provider of any or all other remedies allowed under this Agreement or in law or in equity.

ARTICLE 18       FEES AND EXPENSES

Section 18.1       General. If an Event of Default shall occur under this Agreement or if Customer or its agents, representatives, sublicensees, employees or contractors shall do or permit to be done any act or thing upon the Service Area, the Building or the Property which would cause Provider to be in default under any Superior Lease or Mortgage or any other document superior to this Agreement, or if Customer shall fail to comply with its obligations under this Agreement and the preservation of property or the safety of any customer, tenant, occupant or other Person is threatened, Provider may, after reasonable prior notice to Customer except in the event of an imminent threat of harm to persons or property where no notice is required, perform the same for the account of Customer or make any expenditure or incur any obligation for the payment of money for the account of Customer. All amounts expended by Provider in connection with the foregoing, including reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding or recovering possession, and the cost thereof, with interest thereon at the Default Rate, shall be deemed to be Non-Recurring Service Charges hereunder and shall be paid by Customer to Provider within thirty (30) days of rendition of any bill or statement to Customer therefor. Upon request, Provider shall provide Customer with reasonable supporting documentation of the costs incurred by Provider.

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ARTICLE 19       NO REPRESENTATIONS BY PROVIDER

Section 19.1       General. Provider and Provider’s agents have made no warranties, representations, statements or promises with respect to (a) the rentable and usable areas of the Service Area or the Building, (b) the compliance with applicable Legal Requirements of the Service Area, the Building or the Property, or (c) the suitability of the Service Area or the Property for any particular use or purpose. No rights, easements or licenses are acquired by Customer under this Agreement, by implication or otherwise, except as expressly set forth in this Agreement. This Agreement (including any Exhibits referred to in this Agreement and all supplementary agreements provided for in this Agreement) contains the entire agreement between the parties and all understandings and agreements previously made between Provider and Customer are merged in this Agreement, which alone fully and completely expresses their agreement. Customer is entering into this Agreement after full investigation, and is not relying upon any statement or representation made by Provider not expressly set forth in this Agreement.

ARTICLE 20       END OF TERM; EQUIPMENT REMOVAL

Section 20.1       Equipment Removal and Decommissioning. Upon the expiration or other termination of this Agreement, Customer shall remove all of Customer’s Property, Customer Alterations, and Data Center Configuration Work (but not the Remaining Fit Out Items) from the Service Area and the Property to the extent required under Section 3.3, and shall return the Service Area to Provider in vacant, broom-clean condition, ordinary wear and tear excepted. This obligation shall survive the expiration or sooner termination of the Term. If the last day of the Term or any renewal or extension thereof falls on Saturday or Sunday, this Agreement shall expire on the Business Day immediately following. Customer expressly waives for itself and for any Person claiming through or under Customer, any rights which Customer or any such Person may have under the provisions of any applicable Legal Requirement then in force in connection with any proceedings which Provider may institute to enforce the foregoing provisions of this Article 20.

Section 20.2       Unauthorized Continuation of Services. Customer acknowledges that Customer or any permitted user of Customer continuing to use the Service Area after the expiration or earlier termination of this Agreement would create an unusual hardship for Provider and for any prospective customer. Customer, therefore, covenants that if for any reason Customer or any assignee or permitted user of Customer shall fail to remove its equipment and vacate the Service Area or any part thereof on or before the expiration or earlier termination of this Agreement and the Term, then Customer’s continued use of the Service Area shall be on a month-to-month basis, during which time, without prejudice and in addition to any other rights and remedies Provider may have hereunder or at law, Customer shall pay to Provider for each month and for each portion of any month during which Customer continues to use the Service Area, an amount equal to: (a) for the first thirty (30) days, the total monthly amount of Service Charges payable hereunder immediately prior to such termination (the “Existing Fees”) multiplied by one hundred fifty percent (150%), and (b) two hundred percent (200%) of the Existing Fees thereafter. The provisions of this Section 20.2 shall not in any way be deemed to (i) permit Customer to continue using the Service Area after the Expiration Date or sooner termination of this Agreement or (ii) imply any right of Customer to use the Service Area upon expiration or termination of this Agreement and the Term, and no acceptance by Provider of payments from Customer after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Customer in accordance with the provisions of this Article 20. Customer’s obligations under this Article shall survive the expiration or earlier termination of this Agreement. Customer agrees that Provider will suffer substantial damages as a result of unauthorized continuation of services and that the foregoing liquidated damages are agreed to be reasonable.

Section 20.3       Indemnity. In addition to making all required payments of Service Charges, Customer shall, in the event of Customer’s failure to remove its equipment from, and cease use of, the Service Area upon the expiration or other termination of this Agreement, as and in the manner aforesaid, also indemnify and hold Provider harmless from and against any and all cost, expense, damage, claim, loss or liability (including reasonable attorney’s fees) resulting from any delay or failure by Customer in removing its equipment, including any consequential damages suffered by Provider and any claims made by any succeeding customer or occupant founded on such delay or failure, and any and all reasonable attorneys’ fees, disbursements and court costs incurred by Provider in connection with any of the foregoing.

Section 20.4       Self-Help. Customer agrees that in the event of Customer’s failure to remove its equipment from the Service Area upon the expiration or other termination of this Agreement, Provider may exercise a right of self-help and may access the Service Area, remove and, for a period of not more than thirty (30) days, place into storage at Customer’s sole cost and expense (including an administrative fee of 10% of the cost thereof), and after such 30-day period, discard all of Customer’s property and equipment (including any Data Center Configuration Work and Customer Alterations), change the locks and access codes, exclude Customer and its employees and agents from the Service Area and take any other action which Provider in its sole discretion determines is necessary to obtain control of the Service Area. Customer hereby releases Provider and its employees, agents, contractors and representatives from any and all cost, expense, damage, claim, loss or liability resulting from the foregoing or any interference therewith by Customer and any and all reasonable attorneys’ fees, disbursements and court costs incurred by Provider in connection with any of the foregoing.

Section 20.5       Survival. Customer’s obligations under this Article 20 (including the indemnity) shall survive the expiration or earlier termination of this Agreement.

ARTICLE 21       SERVICE AVAILABILITY

Section 21.1       General. Provided no Event of Default has occurred and is continuing, Provider shall make the Services available to Customer in accordance with the Service Level Agreement, subject to the terms and conditions of this Agreement. Customer acknowledges that its sole remedies for any failure to meet the service levels set forth in the Service Level Agreement shall be the credits expressly provided therein.

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ARTICLE 22       NO WAIVER, NON-LIABILITY

Section 22.1       No Surrender. No act or thing done by Provider or Provider’s agents during the Term shall be deemed an acceptance of a surrender of the Service Area, and no agreement to accept such surrender shall be valid unless in writing and signed by Provider. Customer shall have no right to voluntarily terminate this Agreement or surrender the Service Area. Any employee of Provider or its agents to whom any property shall be entrusted by or on behalf of Customer shall be deemed to be acting as Customer’s agent, with respect to such property and neither Provider nor its agents shall be liable for any damage to property of Customer or of others entrusted to employees of Provider, or its agents, nor for the loss of or damage to any property of Customer by theft or otherwise.

Section 22.2       No Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Agreement, or any of the Rules and Regulations, shall not prevent a subsequent act, which would have originally constituted a violation, from having all of the force and effect of an original violation. No provision of this Agreement shall be deemed to have been waived by either party, unless such waiver is in writing signed by the party against whom the waiver is sought to be enforced. No payment by Customer or receipt by Provider of a lesser amount than the Service Charges shall be deemed to be other than on account of the next installment of Service Charges, or as Provider may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Service Charges be deemed an accord and satisfaction, and Provider may accept such check or payment without prejudice to Provider’s right to recover the balance of such Service Charges or pursue any other remedy in this Agreement provided. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

Section 22.3       No Liability. Unless caused by Provider’s gross negligence or willful misconduct, neither Provider nor its agents shall be liable for any injury or damage to persons or property or interruption of Customer’s business resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature; nor shall Provider or its agents be liable for any such damage caused by other customers or persons in the Building or caused by construction of any private, public or quasi-public work; nor shall Provider be liable for any latent defect in the Service Area or in the Building. Nothing in the foregoing shall affect any right of Provider to the indemnity from Customer to which Provider may be entitled under Article 28 in order to recover payments made to compensate for losses of third parties.

ARTICLE 23       WAIVER OF TRIAL BY JURY

Section 23.1       General. The respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, the relationship of Provider and Customer, Customer’s use of the Service Area, or for the enforcement of any remedy under any statute, emergency or otherwise. If Provider commences any summary proceeding against Customer, Customer will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Customer from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Customer.

ARTICLE 24       INABILITY TO PERFORM

Section 24.1       General. Provider’s obligation to perform hereunder shall be excused if and to the extent Provider is unable to fulfill any of its obligations under this Agreement expressly or impliedly to be performed by Provider or because Provider is unable to make, or is delayed in making any repairs, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, if Provider is prevented or delayed from so doing by reason of any matter beyond the reasonable control of Provider including, without limitation, strikes, labor troubles, supply chain delays, accident, war, terrorist activity, national or local emergency, governmental preemption in connection with a national or local emergency, delay in delivery of any parts or equipment, any Legal Requirements or conditions of supply and demand which have been or are affected by war or other emergency (any of the foregoing being an “Unavoidable Delay”); provided, however, Unavoidable Delay shall not include Provider’s unavailability of funds or other financial difficulty by Provider.

Section 24.2       Sole Remedy. Customer acknowledges and agrees that Provider’s obligations under this Agreement may be suspended during any Unavoidable Delay, and Customer’s sole remedies during any such period shall be (a) the credits, if any, expressly provided in the SLA (subject to any exclusions set forth therein) and (b) the right to terminate this Agreement pursuant to Section 30.1 (Termination for Convenience) upon payment of the Make-Whole Payment. For the avoidance of doubt, Customer shall not be entitled to any abatement, reduction, or deferral of Service Charges by reason of any Unavoidable Delay (except as set forth in the SLA) and no Unavoidable Delay shall constitute a default by Provider under this Agreement.

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ARTICLE 25       BILLS AND NOTICES

Section 25.1       General. Except as otherwise expressly provided in this Agreement, any bills, statements, Approvals, notices, demands, requests or other communications given or required to be given under this Agreement shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (against a signed receipt), sent by a nationally recognized overnight courier service, or sent by registered or certified mail (return receipt requested) (except that regular monthly bills for Recurring Service Charges and any bills for Non-Recurring Service Charges may be sent by email) and addressed:

(a)       if to Customer, (i) at [***], Attn: Legal Dep’t., with copy by email to [***], or (ii) for billing, by email to [***]; and

(b)       if to Provider, as follows: (i) at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, Nevada 89141, Attention: William Horne; (ii) at the same time by email to henry@ault.com, james@ault.com and jay@alliancecloudservices.com; and (iii) with a copy at the same time and in the same manner to: Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, New York 10019, Attention: Gregory Jaske, Esq.

Any such bill, statement, Approval, notice, demand, request or other communication shall be deemed to have been rendered or given: (A) on the date when it shall have been hand delivered, (B) three (3) Business Days from the date when it shall have been mailed, or (C) one (1) Business Day from the date when it shall have been sent by overnight courier service for next Business Day delivery. Attorneys for either party may give any notice specified in this Agreement on behalf of such party. Provider or Customer may change the address(es) to which any such bill, statement, Approval, notice, demand, request or other communication may be sent by a notice given to the other parties in accordance with this Article 25.

ARTICLE 26       RULES AND REGULATIONS

Section 26.1       General. Provider reserves the right, from time to time on not less than thirty (30) days prior notice to Customer, to adopt additional reasonable Rules and Regulations and to amend the Rules and Regulations now or then in effect, provided same do not materially adversely reduce Customer’s rights under this Agreement or materially and adversely affect the reasonable conduct of Customer’s operations in the Service Area. Customer and Customer’s contractors, employees, agents, and licensees shall comply with the Rules and Regulations, as so supplemented or amended. Nothing contained in this Agreement shall be construed to impose upon Provider any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other agreement against any other customer or occupant, and Provider shall not be liable to Customer for violation of the same by another customer or occupant, its employees, agents, visitors or licensees. Notwithstanding anything to the contrary contained in this Agreement: (a) Provider shall not enforce against Customer any Rules and Regulations against Customer in a discriminatory manner; and (b) if there shall be any specific inconsistencies between this Agreement and the Rules and Regulations attached as an Exhibit to this Agreement then the express provisions of this Agreement shall prevail.

ARTICLE 27       BROKER

Section 27.1       General. Each of Provider and Customer represents and warrants to the other that it has not dealt with any broker in connection with this Agreement. Each of Provider and Customer shall indemnify, defend, protect and hold the other party harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Agreement, or the above representation being false. The provisions of this Article 27 shall survive the expiration or earlier termination of the Term of this Agreement.

ARTICLE 28       INDEMNITY

Section 28.1       Customer Indemnity. To the extent not released under Section 10.2(b), and subject always to the limitations on liability contained in Section 31.1 and elsewhere in this Agreement, Customer shall indemnify and hold harmless Provider and its Exculpated Parties (as defined in Section 31.1(a)) from all liabilities, losses, claims, demands, expenses or other damages whatsoever which Provider may suffer, sustain, pay or incur by reason of any acts or omissions of Customer or those for whom due to any Legal Requirement Customer is responsible arising out of, resulting from or connected with the use of the Service Area or the Property by Customer or its agents, representatives, employees or contractors or those holding by, through or under Customer, including breach of or non-performance by Customer of any covenant or condition in this Agreement.

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Section 28.2       Provider Indemnity. To the extent not released under Section 10.2(b), and subject always to the limitations on liability contained in Section 31.1 and elsewhere in this Agreement, Provider shall indemnify and hold harmless Customer and its Exculpated Parties (as defined in Section 31.1(a)) from all liabilities, losses, claims, demands, expenses or other damages whatsoever which Customer may suffer, sustain, pay or incur by reason of any acts or omissions of Provider or its agents, representatives, employees or contractors or those holding by, through or under Customer, including breach of or non-performance by Provider of any covenant or condition in this Agreement, but excluding any matter covered by Section 28.1.

Section 28.3       Terms of Indemnification. In the event that any claim or other matter arises as to which either party intends to seek indemnification under any indemnification provision contained in this Agreement, such party shall so notify the other and provide all appropriate background information in its possession. The indemnifying party shall, at the other party’s election, be entitled to defend, negotiate, settle and/or appeal the same, using counsel reasonably Approved by the party to be indemnified and keeping such party duly informed, and the party to be indemnified shall cooperate fully (at no expense) in any such process. In no event shall the party to be indemnified be bound by any settlement or negotiated, admitted or conceded claim or expense as to which such party has not given its consent, such consent not to be unreasonably withheld or delayed.

Section 28.4       Survival. The provisions of this Article 28 shall survive the expiration or termination of this Agreement.

ARTICLE 29       EXTENSION OPTIONS

Section 29.1       General. Customer shall have the right, at its option (each, an “Extension Option”), to extend the initial Term of this Agreement, for one (1) extension term or two (2) consecutive extension terms (each or collectively, as appropriate to the context, the “Extension Term”). The first Extension Term (the “First Extension Term”) shall commence on the day following the Expiration Date (the “First Extension Term Commencement Date”) and shall expire on the day preceding the fifth (5th) anniversary of the Fixed Expiration Date (the “First Extension Term Expiration Date”). The second Extension Term (the “Second Extension Term”) shall commence on the day following the First Extension Term Expiration Date (the “Second Extension Term Commencement Date”) and shall expire on the day preceding the fifth (5th) anniversary of the First Extension Term Expiration Date (the “Second Extension Term Expiration Date”). Customer shall have no right to exercise the Extension Option for any Extension Term unless all of the following conditions are satisfied on the dates of each of the Extension Notices (as defined below) and on each of the First Extension Term Commencement Date and the Second Extension Term Commencement Date: (a) neither an Event of Default nor a monetary default (whether or not a notice has been sent) shall have occurred and be continuing under this Agreement or under any other agreement between Provider or an Affiliate of Provider and Customer or an Affiliate of Customer; (b) there shall not have occurred any material adverse change in the financial condition of Customer from the condition described in the financial statements submitted by Customer to Provider in connection with this Agreement; (c) no default (after notice if required and expiration of any applicable cure period) by Customer then exists under any loan, debt, bank, or similar facility or agreement; and (d) proof satisfactory to Provider of the foregoing shall have been delivered to Provider together with the notice exercising such Extension Option.

Section 29.2       Exercise. Exercise of the Extension Option shall be as follows:

(a)       If Customer elects to extend this Agreement for the First Extension Term, Customer shall exercise such option by sending to Provider written notice thereof (the “First Extension Notice”) not less than twelve (12) months prior to the Expiration Date, and TIME SHALL BE OF THE ESSENCE with respect to the giving of the First Extension Notice. If Customer shall send the First Extension Notice within the time and in the manner in this Agreement provided, this Agreement shall be deemed extended for the Extension Term upon the terms, covenants and conditions in this Agreement contained, with the exception of Recurring Service Charges.

(b)       If Customer has extended this Agreement for the First Extension Term and elects to extend this Agreement for the Second Extension Term, Customer shall exercise such option by sending to Provider written notice thereof (the “Second Extension Notice”) not less than twelve (12) months prior to the First Extension Term Expiration Date, and TIME SHALL BE OF THE ESSENCE with respect to the giving of the Second Extension Notice. If Customer shall send the Second Extension Notice within the time and in the manner in this Agreement provided, this Agreement shall be deemed extended for the Second Extension Term upon the terms, covenants and conditions in this Agreement contained, with the exception of Recurring Service Charges.

(c)       Recurring Service Charges for the First Extension Term and the Second Extension Term, if applicable, shall be as set forth in the definition of Recurring Service Charges in Exhibit B, including increases on the commencement of and during any Extension Term.

ARTICLE 30       CUSTOMER’S TERMINATION OPTION

Section 30.1       Termination for Convenience. Customer shall have the right to terminate this Agreement (the “Termination Option”) for convenience upon not less than twelve (12) months’ prior written notice to Provider, provided that any such termination notice shall be accompanied by payment to Provider of an amount equal to one hundred percent (100%) of the remaining Recurring Service Charges for the unexpired portion of the then-current Term (without any discount, mitigation, or duty to mitigate on the part of Provider) (the “Make-Whole Payment”).

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Section 30.2       Implementation. The Termination Option shall only be effective and this Agreement shall only terminate on the Termination Date if as of the Termination Date, Customer shall have: (a) timely made the Make-Whole Payment in full to Provider concurrently with delivery of its notice exercising the Termination Option; (b) vacated the Service Area and surrendered the same to Provider in the condition required by this Agreement (including, without limitation, Article 20 of this Agreement); (c) removed from the Service Area all of Customer’s trade fixtures, furniture, products, material and personalty; (d) repaired all damage caused by such vacating or removal; (e) delivered possession of the Service Area to Provider free of any sublicensees, occupants and other parties claiming by, through or under Customer; (f) fulfilled all of Customer’s obligations under this Agreement with respect to the payment of Service Charges and all other charges and sums and the performance of all obligations to be performed by Customer under this Agreement for the period through and including the Termination Date; (g) delivered all keys to and key codes for the Service Area and any alarm codes to Provider; and (h) executed and delivered to Provider an agreement, in form reasonably satisfactory to Provider, pursuant to which Customer and all sublicensees and occupants of all or any part of the Service Area agree that this Agreement and any sublicenses or occupancy agreements and any right of Customer and all sublicensees and occupants of all or any part of the Service Area to use or occupy all or any part of the Service Area shall have terminated (the “Surrender Agreement”).

Section 30.3       No Release. Notwithstanding anything to the contrary contained in this Article 30, the execution and delivery of the Surrender Agreement, the delivery of the Service Area to Provider and the acceptance thereof by Provider shall not release Customer from any of its obligations under this Agreement arising through and including the Termination Date and any obligations that expressly survive the expiration or earlier termination of this Agreement, all of which shall survive the expiration of this Agreement and the Termination Date.

ARTICLE 31       EXCULPATION; APPROVALS; LEGAL FEES

Section 31.1       Exculpation. (a) The obligations of Provider under this Agreement shall not be binding upon Provider named in this Agreement after the sale, conveyance, assignment or transfer by such Provider (or upon any successor-in-interest after the sale, conveyance, assignment or transfer by such subsequent provider) of its interest in the Building and in the event of any such sale, conveyance, assignment or transfer, Provider shall be and hereby is entirely freed and relieved of all covenants and obligations of Provider hereunder, and the transferee of Provider’s interest in the Building shall be deemed to have assumed all obligations under this Agreement, including claims accrued prior to such sale, conveyance, assignment or transfer. Prior to any such sale, conveyance, assignment or transfer, the liability of Provider for Provider’s obligations under this Agreement shall be limited to Provider’s interest in the Building (and the proceeds of any insurance or condemnation award with respect thereto) and Customer shall not look to any other property or assets of Provider or the property or assets of any of the Exculpated Parties (defined below) in seeking either to enforce Provider’s obligations under this Agreement or to satisfy a judgment for Provider’s failure to perform such obligations.

(b)       Notwithstanding anything contained in this Agreement to the contrary. Customer shall look solely to Provider to enforce Provider’s obligations hereunder and no partner, shareholder, member, manager, director, officer, principal, beneficial owner, employee or agent, directly and indirectly, of Provider (collectively, the “Exculpated Parties”) shall be personally liable for the performance of Provider’s obligations under this Agreement. Customer shall not seek any damages against any of the Exculpated Parties.

(c)       Notwithstanding anything elsewhere in this Agreement, except as expressly provided in Article 28, under no circumstances shall either Provider or Customer be liable to the other for any consequential damages or lost profits.

(d)       Whenever in this Agreement it is provided that Provider shall not be liable to Customer, the same shall be deemed and interpreted to mean and include that Provider shall not be liable for its negligence or that of its agents, contractors, licensees, employees, servants or invitees, unless and only to the extent that it is specifically and expressly stated that Provider shall be liable for such negligence.

Section 31.2       Arbitration of Reasonableness Matters. (a) Wherever in this Agreement Provider’s Approval is required or as to any other Reasonableness Matter, if Provider shall refuse such Approval, Customer in no event shall be entitled to make, nor shall Customer make, any claim, and Customer hereby waives any claim, for money damages (nor shall Customer claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Customer that Provider unreasonably withheld or unreasonably delayed its Approval in any one instance or for any other Reasonableness Matter. Customer’s sole and exclusive remedy as to such a claim or assertion shall be the expedited arbitration procedure set forth in Section 31.2(b).

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(b)       If there is a dispute between Provider and Customer as to: (i) the reasonableness of either party’s refusal to grant its Approval to any matter as to which such party has expressly agreed to be reasonable in granting, or not to unreasonably withhold its Approval in this Agreement, or as to the amount of any expense which is expressly stated in this Agreement to be a reasonable amount, or as to any similar matter, (ii) whether a party has been reasonable in any other circumstance where it is required to be reasonable, (iii) whether a particular Alteration, repair or restoration has been completed or Substantially Completed as required by this Agreement, or any similar matter, or (iv) any matter where specific reference is made to the arbitration provisions of this Section, (any of the foregoing constituting a “Reasonableness Matter”) then, and only in such events, either party (the “Initiator”) may submit such dispute to arbitration in New York, New York before one (1) arbitrator, by giving a demand for arbitration to the other party (the “Respondent”) on or prior to the date which is ten (10) Business Days after (A) the Respondent refused to grant such Approval, or claimed to have completed or Substantially Completed such work, or if neither of those, (B) the Initiator received actual notice or knowledge of the action which is the subject of the dispute, TIME BEING OF THE ESSENCE as to such demand. Notwithstanding the provisions of Article 25, any notices, demands or requests given by Provider or Customer under this Section shall be given by email and with a copy sent by messenger or by overnight courier delivery service. The parties shall request that the arbitrator appointed pursuant to this provision and, if applicable, the AAA observe the provisions of the preceding sentence. Within three (3) Business Days after the giving of any such demand for arbitration, the parties shall in good faith seek to find a mutually acceptable arbitrator who shall be authorized solely to issue a determination (x) if the matter at issue is the reasonableness of an action, decision or expense, then whether such action, decision or expense was or was not reasonable, or (y) as to other types of issues, either that Provider’s position or Customer’s position is correct: i.e., the arbitrator shall not be authorized to issue a determination which differs from both parties’ positions. The arbitrator may not modify or vary in any way the provisions of this Agreement. If agreement as to a mutually acceptable arbitrator is not reached within such three (3) Business Day period, then either party may, within three (3) Business Days thereafter, submit such dispute or arbitration before one (1) arbitrator under the Expedited Procedures provisions of the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) (presently Rules E-1 through E-10); provided, however, that with respect to any such arbitration: (1) the list of arbitrators referred to in Rule E-4(a) shall be returned within three (3) Business Days from the date of receipt; (2) the parties shall notify the AAA by telephone, within two (2) Business Days after receipt of notice of the arbitrator designated by the AAA, of any objections to the arbitrator appointed; (3) the Notice of Hearing referred to in Rule E-5 shall be given at least four (4) Business Days in advance of the hearing; (4) the hearing shall be held within five (5) Business Days after the appointment of the arbitrator, and the additional hearing, if any, shall be held within two (2) Business Days after the initial hearing; and (5) the decision and award of the arbitration shall be made within two (2) Business Days after completion of the arbitration and shall be final and conclusive on the parties. If any such arbitrator determines that the party who refused Approval was unreasonable in not granting or in withholding such Approval, then such party shall be deemed to have given such Approval. The costs in connection with any such arbitration (including each party’s reasonable attorneys’ fees and disbursements and the fees of all other Persons engaged by it) shall be borne by the party against whom the arbitrator’s determination is rendered. Any determination rendered in any such arbitration shall be binding upon the parties and may be enforced in court.

Section 31.3       Attorney Fees. In the event of any dispute between the parties to enforce any obligation under this Agreement, the prevailing party shall be entitled to payment from the losing party of its costs and expenses incurred in such enforcement, including reasonable attorneys’ fees and disbursements.

ARTICLE 32       PROVIDER’S DEFAULT, CUSTOMER’S REMEDIES, SELF-HELP

Section 32.1       General Self-Help. If Provider shall fail to perform or observe any of the covenants contained in this Agreement on Provider’s part to be performed or observed where such failure to perform or observe would have a material adverse effect on the operation of Customer’s Mission Critical Data Center in the Service Area or if Provider shall breach any warranty or representation contained in this Agreement where such failure to perform or observe would have a material adverse effect on the operation of Customer’s Mission Critical Data Center in the Service Area; and in any such event if Provider shall fail to cure same within five (5) days after receiving notice from Customer thereof (or, if the same cannot reasonably be cured within five (5) days, if Provider shall fail to promptly commence said cure within said five (5) days and thereafter diligently prosecute said cure to completion), which notice shall state in all capital letters that such notice is notice of default under this Section 32.1 and that Provider has five (5) days to cure or commence to cure said default; then Customer may in its sole discretion, which together with Customer’s other rights under this Article 32 and the SLA shall be its sole and exclusive remedy, within ten (10) days thereafter elect by notice to Provider one of the following remedies:

(a)       if such matter relates exclusively to the Service Area or to equipment exclusively serving the Service Area which is operated by Provider, then Customer may perform such obligation(s) of Provider in accordance with the provisions of this Agreement on behalf of and at the expense of Provider (which expense must be reasonable assuming that Provider had performed such repair using its own staff or contractors and in the ordinary course of business) and offset such expenses against up to a maximum of twenty percent (20%) of each future monthly payment of Recurring Service Charges thereafter due until the expense is fully applied (provided however that at least eighty percent (80%) of each monthly payment of Recurring Service Charges and all Non-Recurring Service Charges, less Service Credits due under the SLA, shall be timely paid to Provider);

(b)       bring an action against Provider for the collection of any amounts due to Customer under this Agreement for which Provider is in default; or

(c)       seek injunctive relief or specific performance for any other covenant or agreement of Provider.

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Section 32.2       Interruption Self-Help. Supplementing the provisions of Section 32.1, if Provider shall fail to perform or observe any of the covenants contained in this Agreement on Provider’s part to be performed or observed or if Provider shall materially breach any warranty or representation contained in this Agreement or shall fail to perform any of its material obligations under this Agreement and provided that any such event has actually interrupted Customer’s operation of its Mission Critical Data Center in the Service Area and if such matter relates exclusively to the Service Area or to equipment exclusively serving the Service Area which is operated by Provider, then Customer may in its sole discretion, which together with Customer’s other rights under this Article 32 and the SLA shall be its sole and exclusive remedy, within one (1) Business Day thereafter elect by notice to Provider to perform such obligation(s) of Provider in accordance with the provisions of this Agreement on behalf of and at the expense of Provider (which expense must be reasonable assuming that Provider had performed such repair using its own staff or contractors and in the ordinary course of business) and offset such expenses against up to a maximum of twenty percent (20%) of each future monthly payment of Recurring Service Charges thereafter due until the expense is fully applied (provided however that at least eighty percent (80%) of each monthly payment of Recurring Service Charges and all Non-Recurring Service Charges, less Service Credits due under the SLA, shall be timely paid to Provider); provided that Customer shall do so in accordance with all warranties, manufacturers’ specifications, Building standard maintenance and repair procedures and similar matters where Customer has received notice thereof from Provider.

ARTICLE 33       MISCELLANEOUS

Section 33.1       Independent Covenants. The covenants of Provider and Customer in this Agreement are independent, and Service Charges shall continue to be payable in all events and under all circumstances and the obligations of Customer hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been abated or suspended pursuant to an express provision of this Agreement.

Section 33.2       General. (a) All of the Exhibits attached to this Agreement are incorporated in and made a part of this Agreement, but, in the event of any inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Exhibits hereto, the terms and provisions of this Agreement shall control. This Agreement may not be changed, modified, terminated or discharged, in whole or in part, except by a writing, executed by the party, against whom enforcement of the change, modification, termination or discharge is to be sought. Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. The captions hereof are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision thereof. All Article and Section references set forth in this Agreement shall, unless the context otherwise specifically requires, be deemed references to the Articles and Sections of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(b)       This Agreement shall be governed in all respects by the laws of the State of New York, without regard for its internal conflicts of law principles.

(c)       If any term, covenant, condition or provision of this Agreement, or the application thereof to any Person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Agreement or the application of such term, covenant, condition or provision to any other Person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by Legal Requirements.

(d)       The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of Provider and Customer and their respective legal representatives, successors, and, except as otherwise provided in this Agreement, their assigns. No Person is intended or shall be deemed to be a third-party beneficiary of any of the terms of this Agreement, it being intended that this Agreement be enforceable only by the Persons set forth in the preceding sentence.

Section 33.3       Jurisdiction. Except as expressly provided to the contrary in this Agreement, Provider and Customer agree that all disputes arising, directly or indirectly, out of or relating to this Agreement, and all actions to enforce this Agreement, shall be dealt with and adjudicated in the courts of the State, City and County of New York or the Federal courts sitting therein and for that purpose each hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Customer hereby irrevocably appoints the Secretary of the State of New York as its authorized agent upon which process may be served in any such action or proceeding.

Section 33.4       Confidentiality. Each of Provider and Customer agrees, in connection with this Agreement, not to disclose to any third party, without the other party’s Approval, (a) as to Customer only, all financial and other material business or legal terms of this Agreement, and the Building, and (b) materials submitted from one of them to the other and designated by the submitting party as confidential; except only to the extent that (i) such information is a matter of public record or is otherwise readily available to the real estate industry from other sources, (ii) such disclosure is made on a comparably confidential basis to either parties’ attorneys, accountants, tax advisors or, as to disclosure by Provider, an existing or prospective purchaser, Mortgagee or Lessor of the Building or the Property or an existing or prospective investor in Provider or any of its Affiliates, or as to disclosure by Customer, an existing or prospective assignee or sublicensee, on a need to know basis, or (iii) disclosure is compelled by Legal Requirements or regulatory or judicial process, in which later case the party compelled shall first notify the other in writing and, if requested by such party, shall use all commercially reasonable efforts to preserve the confidentiality of the information in question to the greatest possible extent.

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Section 33.5       Organization. Each of Provider and Customer hereby represents and warrants to the other that it is validly existing and in good standing under the laws of their respective State of formation or incorporation (as applicable), that it has the full right and authority to enter into this Agreement, and that the execution, delivery and performance of this Agreement by it: (a) does not violate or conflict with any provisions of any instrument to which it is a party or by which it is bound, and (b) constitutes its valid, legal and binding obligation. In addition, each party represents that the person(s) executing this Agreement on its behalf is duly authorized to do so.

Section 33.6       No Recording. Customer agrees not to record this Agreement, but each party hereto agrees, on the request of the other, to execute a so-called Memorandum of Agreement or short form agreement in form recordable and complying with applicable law and reasonably satisfactory to both Provider’s and Customer’s attorneys. In no event shall such document set forth fees or other charges payable by Customer under this Agreement; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Agreement, and is not intended to vary the terms and conditions of this Agreement. In addition, Customer shall execute and acknowledge a release, in recordable form and complying with applicable law and reasonably satisfactory to both Provider’s and Customer’s attorneys, of such Memorandum of Agreement. Such release shall be held by Provider until the Expiration Date at which time Provider may, in its sole discretion, record such release.

Section 33.7       Counterparts. This Agreement may be executed in counterparts or counterpart signature pages, all of which when taken together shall constitute one Agreement and the signature pages may be executed and delivered by facsimile.

Section 33.8       Account Management. The Parties each shall appoint from time-to-time day-to-day contacts (“Contract Managers”) and senior level contacts (“Executive Sponsors”) having responsibilities which include but are not limited to the advancement and achievement of the following:

•	Delivery of services to Customer;
•	Timely completion of projects;
•	Regular communication between the Parties at executive, managerial and operational levels on all matters of mutual interest pertaining to the services;
•	Effective, cordial collaboration between the Parties, and with third parties;
•	Regular review and (when necessary) adjustment of the Parties’ relationship in order to improve performance and achieve mutually agreed goals; and
•	Prompt resolution of issues.

The Contract Managers shall meet at least monthly. The Executive Sponsors shall meet at least semi-annually. All defined reports will be made available to Customer within ten (10) Business Days of the end of each month.

Section 33.9       Tax Exemption Cooperation. The parties shall reasonably cooperate and use commercially reasonable efforts (a) to have the Building certified as a "qualified data center" for purposes of sales and use tax exemptions under MCL 205.54ee and MCL 205.94gg (the “QDC Exemptions”), and (b) for both parties to receive the full tax exemption benefits thereunder. In no event shall Provider be liable to Customer for any failure to obtain or maintain such certification or for any loss, cost or expense incurred by Customer as a result thereof. Customer shall be solely responsible for determining its own eligibility for, and compliance with, the QDC Exemptions, including all filings and documentation required therefor, and Provider makes no representation or warranty regarding Customer’s ability to claim or utilize such exemptions.

ARTICLE 34       ROFO ON ADDITIONAL POWER

Section 34.1       Right of First Offer. For so long as no Event of Default shall have occurred and is existing hereunder, not more than three (3) Events of Default have occurred within any twenty-four (24) month period, and Original Customer is the Customer hereunder, Customer shall have a continuing right of first offer (“ROFO”) to increase the Electrical Capacity by up to an additional thirty-two (32) MW in the Building (the “ROFO Capacity”). Prior to Provider contracting to provide any ROFO Capacity to a third party, Provider shall provide Customer with written notice (the “ROFO Notice”) specifying that such ROFO Capacity is or will become available and stating Provider’s proposed material terms and conditions, including the fees for such ROFO Capacity (the “ROFO Terms”). Customer shall have fifteen (15) days from receipt of the ROFO Notice (“ROFO Response Period”) to deliver written notice to Provider of Customer’s election to reserve such ROFO Capacity on the ROFO Terms (the “ROFO Acceptance”). If Customer delivers a timely ROFO Acceptance, Provider and Customer shall, within thirty (30) days thereafter, execute an amendment to this Agreement adding the ROFO Capacity to the Electrical Capacity on the ROFO Terms, with the term for such ROFO Capacity to commence not earlier than ninety (90) days after Customer’s receipt of the ROFO Notice (or such lesser period as may be agreed to by the Parties) to be coterminous with the Term of this Agreement. If Customer does not deliver a timely ROFO Acceptance, Provider shall be free to contract the ROFO Capacity to one or more third parties at any time on terms not materially more favorable to such third party(ies) than the ROFO Terms (meaning Recurring Service Charges of not less than ninety-five percent (95%) of the fees set forth in the ROFO Notice and other material terms not materially more favorable to the third party(ies) than the ROFO Terms). For the avoidance of doubt, the ROFO shall not apply to the allocation of any or all of the ROFO Capacity to Provider or its affiliates.

[Remainder of Page Intentionally Left Blank; Signatures Follow]

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IN WITNESS WHEREOF, Provider and Customer have respectively executed this Agreement as of the day and year first above written.

PROVIDER:	ALLIANCE CLOUD SERVICES, LLC,
a Delaware limited liability company

By:
		Name:	William B. Horne
		Title:	Authorized Person

CUSTOMER:	[***],
a Texas limited liability company

By:
Name:
Title:

Customer’s Federal Tax Identification Number:

Exhibit H – Page 1